AGREEMENT OF LIMITED PARTNERSHIP OF PEAR VILLAGE LIMITED
                   As of August 1, 1996
         AGREEMENT OF LIMITED PARTNERSHIP OF
PEAR VILLAGE LIMITED
    This Agreement of Limited Partnership is made and entered into as of the 1st day of August, 1996, by and among the undersigned parties.
 WHEREAS, on October 27, 1995, Wabuck Development Company, Inc., a
Kentucky corporation (the "Withdrawing Initial General Partner") as the general partner and Garry D. Watkins and Dennis R. Buckles, each an individual resident of the Commonwealth of Kentucky, (collectively, the "Withdrawing Initial Limited Partners") as the limited partners, executed a Certificate of Limited Partnership, pursuant to the Kentucky Revised Uniform Limited Partnership Act (the "Act"), for the formation of Pear Village Limited (the "Partnership"), which was filed in the Office of the Secretary of State of the Commonwealth of Kentucky on December 5, 1995 (the "Certificate"); and
    WHEREAS, the Partnership has been formed to develop, construct, own, maintain and operate a 16-unit multifamily apartment complex intended for rental to families and individuals of low income, to be known as Pear Village Apartments, and located in Leitchfield, Grayson County, Kentucky (the "Apartment Complex"); and
    WHEREAS, First Federal Savings Bank of Leitchfield has issued to the Partnership its commitment to provide a construction/permanent mortgage loan for the Apartment Complex in a principal amount not to exceed $227,000 (the "First Mortgage Loan"), which First Mortgage Loan is to be made to the Partnership on or before Initial Closing; the Initial Closing is anticipated to occur in August, 1996; and
    WHEREAS, the Kentucky Housing Corporation has issued to the Partnership a commitment to provide a construction/permanent mortgage loan for the Apartment Complex in a principal amount not to exceed $300,000 (the "Second Mortgage Loan"), which Second
Mortgage Loan is to be made to the Partnership or or before Initial Closing;
and
    WHEREAS, the parties hereto now desire to enter into this Agreement of Limited Partnership to (i) continue the Partnership; (ii) admit Leitchfield Affordable Housing, LLC, a Kentucky limited liability company, to the Partnership as the General Partner; (iii) withdraw the Withdrawing Initial General Partner from the Partnership; (iv) admit Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, to the Partnership as a Limited Partner; (v) withdraw the Withdrawing Initial Limited Partners from the Partnership; (vi) admit BCTC 94, Inc., a Delaware corporation ("BCTC 94") as the Special Limited Partner; (vii) reassign Interests in the Partnership; and
(viii) set forth all of the provisions governing the Partnership.
    NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree to continue the Partnership pursuant to the Act, as set forth in this Agreement of Limited Partnership, which reads in its entirety as follows:


TABLE OF CONTENTS
ARTICLE I          CONTINUATION OF PARTNERSHIP
1.01.    Continuation        1
1.02.    Name                1
1.03.    Principal Executive Offices; Agent for
              Service of Process  1
1.04.    Term                1
1.05.    Recording of Certificate 1
ARTICLE II         DEFINED TERMS  2
ARTICLE III        PURPOSE AND BUSINESS OF THE PARTNERSHIP
3.01.    Purpose of the Partnership    13
3.02.    Authority of the Partnership  13
ARTICLE IV         REPRESENTATIONS, WARRANTIES AND COVENANTS;
                   DUTIES AND OBLIGATIONS
4.01.    Representations, Warranties & Covenants
    Relating to the Apartment Complex and the Partnership       16
4.02.    Duties and Obligations Relating to the
    Apartment Complex and the Partnership   19
ARTICLE V          PARTNERS, PARTNERSHIP INTERESTS AND OBLIGATIONS
         OF THE PARTNERSHIP
5.01.    Partners, Capital Contributions and Partnership
    Interests           22
5.02.    Return of Capital Contribution     25
5.03.    Withholding of Capital Contributions
    Upon Default        25
5.04.    Legal Opinions 26
5.05.    Repurchase Obligation    27
5.06.    Asset Management Fee     28
ARTICLE VI    CHANGES IN PARTNERS
6.01.    Withdrawal of a General Partner    29
6.02.    Admission of a Successor or Additional General
    Partners       29
6.03.    Effect of Bankruptcy, Death, Withdrawal,
    Dissolution or Incompetence of a General Partner       30

ARTICLE VII        ASSIGNMENT TO THE PARTNERSHIP 32

ARTICLE VIII       RIGHTS, OBLIGATIONS AND POWERS OF THE
                   GENERAL PARTNER
8.01.         Management of the Partnership 33
8.02.         Limitations Upon the Authority of the
         General Partner     34
8.03.         Management Purposes 35
8.04.         Delegation of Authority  35
8.05.         General Partner or Affiliates Dealing with
         Partnership    35
8.06.         Other Activities    36
8.07.         Liability for Acts and Omissions   36
8.08.         Net Worth of Sole Corporate or Limited
         Liability Company General Partner  36
8.09.         Construction of the Apartment Complex,
         Construction Cost Overruns, Operating Deficits 36 8.10. Development
Fee; Developer Overhead Allowance      38
8.11.         Incentive Management Fee; Partnership
         Management Fee 39
8.12.         Withholding of Fee Payments   39
8.13.         Removal of the General Partner     40
8.14.         Selection of Management Agent 42
8.15.         Removal of the Management Agent    42
8.16.         Replacement of the Management Agent     43
8.17.         Loans to the Partnership 43
8.18.         Reserve Fund for Replacements;
         Operating Reserve Account     44
8.19          Right of First Refusal   45
ARTICLE IX    TRANSFERS OF, AND RESTRICTIONS ON
              TRANSFERS OF INTERESTS OF LIMITED PARTNERS
9.01.         Acquisition for Investment    45
9.02.         Restrictions on Transfer of Limited Partners'
         Interests      45
9.03.         Admission of Substitute Limited Partners     45
9.04.         Rights of Assignee of Partnership Interest   47
ARTICLE X     RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
10.01.  Management of the Partnership  48
10.02.  Limitation on Liability of Limited Partners   48
10.03.  Other Activities     48

ARTICLE XI    PROFITS, LOSSES AND DISTRIBUTIONS
11.01.  Allocation of Profits, Losses, Credits and
         Cash Distributions  49
11.02.  Determination of Profits, Losses and Credits  50
11.03.  Allocation of Gains and Losses 50
11.04. Distribution of Proceeds from Sale and Liquidation of Partnership Property 51
11.05.  Capital Accounts     52
11.06.  Authority of General Partner to Vary
    Allocations to Preserve and Protect Partners' Interest      53
11.07.  Designation of Tax Matters Partner  54
11.08.  Authority of Tax Matters Partner    54
11.09.  Expenses of Tax Matters Partner     55
11.10.  Minimum Gain Provisions   55
ARTICLE XII        SALE, DISSOLUTION AND LIQUIDATION

12.01.  Dissolution of the Partnership 57
12.02.  Winding Up and Distribution    57
ARTICLE XIII  BOOKS AND RECORDS, ACCOUNTING
         TAX ELECTIONS, ETC.
13.01.  Books and Records         59
13.02.  Bank Accounts             59
13.03.  Accountants               59
13.04.  Reports to Partners       60
13.05.  Section 754 Elections          63
13.06.  Fiscal Year and Accounting Method   63
ARTICLE XIV   AMENDMENTS
14.01.  Proposal and Adoption of Amendments 64
ARTICLE XV    CONSENTS, VOTING AND MEETINGS
15.01.  Method of Giving Consent       64
15.02.  Submissions to Limited Partners     64
15.03.  Meetings; Submissions of Matters for Voting   64
ARTICLE XVI   GENERAL PROVISIONS
16.01.  Burden and Benefit        65
16.02.  Applicable Law                 65
16.03.  Counterparts              65
16.04.  Separability of Provisions     65
16.05.  Entire Agreement          65
16.06.  Liability of the Investment Partnership  65
16.07    Environmental Protection 66
16.08.  Notices to the Investment Partnership    67
ARTICLE I.
CONTINUATION OF PARTNERSHIP
    1.01. Continuation. The undersigned hereby continue the Partnership as a limited partnership under the Act.
    1.02.   Name.  The name of the Partnership is PEAR VILLAGE LIMITED.
    1.03.   Principal Executive Offices; Agent for Service of Process.


The principal executive office of the Partnership shall be 1178 Owensboro Road, P.O. Box 556, Leitchfield, Kentucky 42755. The Partnership may change the location of its principal executive office to such other place or places as may hereafter be determined by the General Partner. The General Partner shall promptly notify all other Partners of any change in the principal
executive office.    The Partnership may maintain such other offices at such
other place or places as the General Partner may from time to time deem advisable.
    The name and address of the Agent for service of process is Garry D.
Watkins, 1178 Owensboro Road, P.O. Box 556 Leitchfield, Kentucky     42755.
    1.04.   Term.  The term of the Partnership commenced as of December
5,
1995, and shall continue until December 5, 2069, unless the Partnership is sooner dissolved in accordance with the provisions of this Agreement.
    1.05.   Recording of Certificate.    Upon the execution of this
Agreement by the parties hereto, the General Partner shall take all actions necessary to assure the prompt execution of an amended and restated Certificate and filing thereof with the Office of the Secretary of State of the Commonwealth of Kentucky, and with the County Clerk of Grayson County, Kentucky, as required by the Act. All fees for filing shall be paid out of the Partnership's assets. The General Partner shall take all other necessary action required by law to perfect and maintain the Partnership as a limited partnership under the laws of the State, and shall register the Partnership under any assumed or fictitious name statute or similar law in force and effect in the State.

ARTICLE II.
DEFINED TERMS
    In addition to the abbreviations of the parties set forth in the preamble to this Agreement, the following defined terms used in this Agreement shall have the meanings specified below:
    "Accountants" means Daniel G. Drane, Certified Public Accountant, or such other firm of independent certified public accountants as may be engaged by the General Partner, with the Consent of BCTC 94, to prepare the Partnership income tax returns and to provide general accounting services to the Partnership.
    "Act" means the Revised Uniform Limited Partnership Act of the Commonwealth of Kentucky, as amended from time to time during the term of the Partnership.
    "Actual Credit" means as of any point in time, the total amount of the Tax Credits actually allocated by the Partnership to the Investment Partnership, representing ninetynine per cent (99%) of the Tax Credits actually received by the Partnership.
    "Admission Date" means the date upon which the Investment
Partnership is admitted to the Partnership.
    "Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a General Partner, or with another designated Person, as the context may require.
    "Agency" means the Kentucky Housing Corporation, the designated agency of the Commonwealth of Kentucky to allocate LowIncome Housing Tax Credits, acting through any authorized representative.
"Agreement" means this Agreement of Limited
Partnership, as amended from time to time.
    "Apartment Complex" means the land owned by the Partnership in Leitchfield, Grayson County, Kentucky and the 16 unit multifamily rental housing development and other improvements located thereon, owned and being constructed and operated thereon by the Partnership, and to be known as Pear Village Apartments.
    "Applicable Percentage" has the meaning given to it in Section 42(d)
of the Code.
 "Asset Management Fee" means the fee payable by the Partnership to
BCCLP, or an Affiliate thereof, pursuant to Section 5.06.
"Bankruptcy" or "Bankrupt" as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Act of 1898 or the Bankruptcy Code of 1978 or like provision of law (except if such petition is contested by such Person and has been dismissed within 60 days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 60 days.
"BCCLP" means Boston Capital Communications Limited Partnership, a Massachusetts limited partnership, and its successors and assigns.
    "BCTC 94" means BCTC 94, Inc., a Delaware corporation, which is the Special Limited Partner of the Partnership, and its successors and assigns.
    "Boston Capital" means Boston Capital Partners, Inc., a
Massachusetts corporation, and its successors and assigns.
"Capital Account" means the capital account of a
Partner as described in Section 11.05.
    "Capital Contribution" means the total amount of money or other property contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Interest of such Partner.
    "Capital Transaction" means any transaction the proceeds of which are not includable in determining Cash Flow, including without limitation the disposition, whether by partial sale (except when such sale proceeds are to be used pursuant to a plan or budget approved by all of the Partners), casualty (where the proceeds are not to be used for reconstruction), condemnation, refinancing or similar event of any part of the Apartment Complex, prior to the sale of the Apartment Complex, where the gross proceeds from such sale or event exceed $50,000.
    "Cash Flow" means, with respect to any fiscal year of the
Partnership or other applicable period, from and after the first day of the month in which the Admission Date occurs, (a) all Revenues received by the Partnership during such period, plus (b) any amounts which the General Partner, with the Consent of the First Mortgage Lender and the Second Mortgage Lender , if required, and the Consent of BCTC 94, releases from the Reserve Fund for Replacements as being no longer necessary to hold as part of the Reserve Fund for Replacements, less (i) operating expenses of the Partnership paid from Revenues during the applicable period, (ii) all cash payments made from Revenues during such period to discharge Partnership indebtedness, and
(iii) all amounts from Revenues, if any,
added to the Reserve Fund for Replacements during such period. In no event will deductions in determining Cash Flow pursuant to clauses (i) and (ii) above include payments made on account of: the Asset Management Fee; amounts due on any Subordinated Loans; and/or the Partnership Management Fee.
         Cash Flow shall be determined separately for each fiscal year and shall not be cumulative. Wherever there is a reference to the distribution of Cash Flow pursuant to the provisions of this Agreement, Cash Flow shall be deemed to be limited to Surplus Cash available for distribution.
         "Certificate" has the meaning given to it in the preamble to this Agreement, together with any certificate of limited partnership or any other instrument or document which is required under the laws of the State to be signed and sworn to by the Partners of the Partnership and filed in the appropriate public offices within the State to perfect or maintain the Partnership as a limited partnership under the laws of the State, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State.
         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of succeeding law.
         "Compliance Period" has the meaning, with respect to each building in the Apartment Complex, set forth in Section 42(i)(1) of the Code.
         "Consent" means the prior written consent or approval of the Investment Partnership and/or any other Partner, as the context may require, to do the act or thing for which the consent is solicited.
         "Construction Contract" means the construction contract dated April 1, 1996 in the amount of $705,000 (including all exhibits, addenda and attachments thereto) entered into between the Partnership and the Contractor, pursuant to which the Apartment Complex is being constructed.
         "Contractor" means Clayton Watkins Construction, Inc., a
Kentucky corporation, which is the general construction contractor for the construction of the Apartment Complex.
"Cost Certification" has the meaning given to it in
Section 5.01(c)(2) of this Agreement.
         "Counsel" or "Counsel for the Partnership" shall mean such attorney or law firm upon which BCTC 94 and the General Partner shall agree; provided, however, that if any section of this Agreement either (i) designates particular counsel for the purpose described therein, or (ii) provides that counsel for the purpose described therein shall be chosen by another method or by another Person, then such designation or provision shall prevail over this general definition.
         "Developer" means Leitchfield Affordable Housing, LLC, of Leitchfield, Kentucky in its capacity as developer of the Apartment Complex.
         "Developer Overhead Allowance" means the allowance payable by the Partnership to the Developer pursuant to Section 8.10(b) of this Agreement.
         "Development Fee" means the fee payable by the Partnership to the Developer pursuant to Section 8.10(a) of this Agreement.
         "Development Sources" means the aggregate of: (i) the proceeds of the First Mortgage Loan and the Second Mortgage Loan; (ii) the Capital Contributions of the General Partner; and (iii) the Capital Contributions of the Investment Partnership to the Partnership.
         "Eligible Basis" has the meaning given to it in Section 42(d) of the Code.
         "Excess Development Costs" means all funds in excess of the Development Sources which are required to (i) complete construction of the Apartment Complex, including paying any construction cost overruns and the cost of any change orders which have been approved by the First Mortgage Lender and/or the Second Mortgage Lender, as required, and which are not funded from the Development Sources; (ii) achieve Substantial Completion,
(iii) achieve Initial Closing and Final Closing, effect funding of the First Mortgage Loan and the Second Mortgage Loan, and satisfy any escrow deposit requirements which are conditions to the Final Closing, including, without limitation, any amounts necessary for local taxes, utilities, insurance premiums, and other amounts which are required (provided, however, that if any such deposits are made by the General Partner, and the funds, or any portion thereof, subsequently are released from such deposit, the funds so released shall be paid to the General Partner); (iv) pay any applicable loan assessment
fees, discounts or other expenses incurred by the Partnership as a   result of
the occurrence of the Initial Closing and/or the Final Closing; (v) make the required $10,000 deposit into the Operating Reserve Account; and (vi) pay any Operating Deficits incurred by the Partnership prior to the Final Closing;
"Final Closing" means the occurrence of all of the following: (i)
Substantial Completion; (ii) the filing of the Rental Housing Project Completion Report with the U.S. Department of Housing and Urban Development, acting through any authorized representative, (iii) the commencement of amortization as to the First Mortgage Loan and (iv) the commencement of amortization as to the Second
Mortgage Loan.
         "First Mortgage" means the Mortgage to be given by the Partnership on or before the Initial Closing in favor of the First Mortgage Lender and which will constitute a first lien on the Apartment Complex and secures the First Mortgage Loan.
"First Mortgage Lender" means First Federal Savings
Bank of Leitchfield, in its capacity as the maker of the First Mortgage Loan, or its successors or assigns in such capacity, acting through any authorized representative.
"First Mortgage Loan" means the nonrecourse construction/permanent mortgage loan in an original principal amount not to exceed $227,000, to be made to the Partnership with respect to the Apartment Complex by the First Mortgage Lender on or before the Initial Closing, with non-federally sourced funds received by the First Mortgage Lender from the Federal Home Loan Bank of Cincinnati. The First Mortgage Loan shall bear interest and be payable as follows: (i) during the period from the closing of the First Mortgage Loan until Final Closing, monthly payments on account of interest only at the First Mortgage Lender's "Prime Rate" shall be due and payable; (ii) from and after Final Closing and continuing throughout the term of the First Mortgage Loan, monthly payments of interest at a rate of two and one-half per cent (2.5%) per annum, and principal, based upon a 30-year amortization schedule shall be due and payable. The outstanding principal balance, together with accrued and unpaid interest on the First Mortgage Loan, shall be due and payable on April 1, 2012.
    "General Partner" means Leitchfield Affordable Housing, LLC, a
Kentucky limited liability company, and any other Person admitted as a general partner pursuant to this Agreement, and their respective successors pursuant to this Agreement, including particularly the provisions of Section 6.03, 8.01 and 8.13.
    "HOME Set-Aside Test" means the requirement that at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes of 50% or less of area median income, as adjusted for family size.
    "Incentive Management Fee" means the fee payable by the Partnership to the General Partner pursuant to Section 8.11 of this Agreement.
    "Initial Closing" means the first date upon which: (i) each of the First Mortgage Loan and the Second Mortgage Loan have closed and (ii) the initial draws of proceeds of the First Mortgage Loan and the Second Mortgage Loan, respectively, have been disbursed to the Partnership; the Initial Closing is expected to occur in August, 1996.
    "Initial 87% Occupancy Date" means the first date upon which not less than 87% of the apartment units (i.e., not less than 14 units) in the Apartment Complex have been leased to, and are occupied by, qualified tenants under executed Agency approved leases, if any such approval is required.
    "Installment" means an Installment of the Investment Partnership's
Capital Contribution paid or payable to the Partnership pursuant to Section
5.01.
    "Interest" or "Partnership Interest" means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of said Act. Such Interest of each Partner shall, except as otherwise specifically provided herein, be that percentage of the aggregate of such benefit or obligation specified by Section 5.01 as such Partner's Percentage Interest.
    "Interest Account" means the account to be established pursuant to the requirements of Section 8.18(c) of this Agreement.
    "Invested Amount" means, as to the Investment Partnership, the aggregate amount of capital contributions made to the Investment Partnership by its investors and attributable to the Partnership, which is an amount equal to the Investment Partnership's paid-in Capital Contributions divided by 73%. "Investment Partnership" means Boston Capital Tax
Credit Fund IV L.P., a Delaware limited partnership, which is a Limited Partner of the Partnership.
 "Land" means the tract of land upon which the Apartment Complex is located.
    "Lenders" means, collectively, the First Mortgage Lender and the Second Mortgage Lender and/or their respective successor(s) and assign(s).

    "Limited Partner" means the Investment Partnership and/or BCTC 94, or any other Limited Partner in such Person's capacity as a limited partner of the Partnership.
    "Liquidator" means the General Partner or, if there is none at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Partnership upon its dissolution.
    "Loan Agreements" means the construction loan agreements with respect to the terms and conditions of the making of the First Mortgage Loan and the Second Mortgage Loan, which shall be entered into on or before Initial Closing.
    "Low-Income Housing Tax Credit" means the low-income housing tax credit allowed for low-income housing projects pursuant to Section 42 of the Code.
"Management Agent" means the management and rental agent for the Apartment Complex.
    "Management Agreement" means the agreement between the Partnership and the Management Agent providing for the management of the Apartment
Complex.
"Minimum Set-Aside Test" means the set-aside test selected by the Partnership pursuant to Section 42(g) of the Code with respect to the percentage of units in its Apartment Complex to be occupied by tenants with incomes equal to no more than a certain percentage of area median income. The Partnership has selected or will select the 20-50 Set-Aside Test as the Minimum Set-Aside
Test.
    "Net Capital Contribution" means an amount equal to a Partner's paid-in Capital Contribution (but not including any Capital Contribution of any prior Partner), less the aggregate amount of cash distributions, if any, made to such Partner hereunder.
    "Notice" means a writing containing the information required by this Agreement to be communicated to a Partner and sent by registered or certified mail, postage prepaid, return receipt requested, to such Partner at the last known address of such Partner, the date of registry thereof or the date of the certification receipt therefor being deemed the date of such Notice; provided, however, that any written communication containing such information sent to such Partner actually received by such Partner shall constitute Notice for all purposes of this agreement.
    "Operating Deficit" means the amount by which the income of the Partnership from rental payments made by tenants of the Apartment Complex and all other income of the Partnership (other than proceeds of any loans to the Partnership and investment earnings on funds on deposit in the Reserve Fund for Replacements and other such reserve or escrow funds or accounts) for a particular period of time, is exceeded by the sum of all the operating expenses, including all debt service payments due and payable with respect to the First Mortgage Loan and the Second Mortgage Loan, as applicable, operating and maintenance expenses, deposits into the Reserve Fund for Replacements, any First Mortgage Lender and Second Mortgage Lender fee payments, and all other Partnership obligations or expenditures, excluding payments for construction of the Apartment Complex and fees and other expenses and obligations of the Partnership to be paid from the Capital Contributions of the Investment Partnership to the Partnership pursuant to this Agreement, during the same period of time.
              "Operating Reserve Account" means the account to be established pursuant to the requirements of Section 8.18(b) of this Agreement.
 "Partner" means any General Partner and any Limited Partner. "Partnership" means Pear Village Limited. "Partnership Agreement" means this Agreement of Limited
Partnership, as amended from time to time.
              "Partnership Management Fee" means the fee payable by the Partnership to the General Partner pursuant to Section 8.11 of this Agreement.
              "Percentage Interest" means the percentage Interest of each Partner as set forth in Section 5.01.
"Person" means any individual, partnership, limited liability company, corporation, trust or other entity.
         "Project Documents" means and includes the First Mortgage, the Second Mortgage, the Loan Agreements, the Regulatory Agreement, the Management Agreement and all other instruments delivered to (or required by) the First Mortgage Lender, the Second Mortgage Lender or the Agency, and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.
              "Projected Credit" means Low-Income Housing Tax Credits in the amount of $51,782 for 1997, $82,851 per year for each of the years 1998 through 2006, and $31,069 for 2007, which the General Partner has projected to be the total amount of the Tax Credits which will be allocated to the Investment Partnership by the Partnership, constituting ninety-nine per cent (99%) of the Tax Credits which are projected to be available to the Partnership; provided, however, that if the Actual Credit for 1997 is greater than (or less than) $51,782, the Projected Credit for the year 2007 shall be reduced (increased) by an amount equal to the amount by which the Actual
Credit for 1997 exceeds (is less than) $51,782.
              "Regulatory Agreement" means the HOME Funding Agreement to be entered into on or before Initial Closing by and between the Partnership and the Second Mortgage Lender with respect to the Second Mortgage setting forth certain terms and conditions under which the Apartment Complex is to be operated.
              "Rental Achievement" means the date upon which: (i) the total of the rental and miscellaneous income from the normal operation of the Apartment Complex received on a cash basis, for a period of three (3) consecutive calendar months after the Final Closing, with each month taken individually,
(ii) exceeds all accrued operational costs and expenses of the Apartment Complex, including but not limited to taxes, assessments, Reserve Fund for Replacement deposits, scheduled debt service payments with respect to the First Mortgage Loan and the Second Mortgage Loan, and a ratable portion of the annual amount (as reasonably estimated by the General Partner) of those seasonal and/or periodic expenses (such as utilities, maintenance expenses and real estate taxes) which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, for such period of three (3) consecutive calendar months, with each month taken individually,
(iii) by an amount equal to or greater than fifteen per cent (15%) of the total amount of the scheduled debt service payments with respect to the First Mortgage Loan and the Second Mortgage Loan as aforesaid.
"Rental Achievement Confirmation" means the date on which BCTC
94 receives each of (a) a copy of the federal income tax return and audited financial statements of the Partnership and (b) the financial reports to be provided pursuant to Section 13.04(a)(i), in each case for the Partnership fiscal year in which Rental Achievement shall have occurred, evidencing that Rental Achievement occurred in such year.
              "Rent Restriction Test" means the test pursuant to Section 42 of the
Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex cannot exceed 30% of the qualifying income levels of those units.
"Reserve Fund for Replacements" means the reserve fund for replacements with respect to the Apartment Complex as is required by the Lenders pursuant to the Regulatory Agreement and the Loan Agreements, as described in Section 8.18(a) of this Agreement.
              "Revenues" means all cash receipts of the Partnership during any period, except for Capital Contributions, proceeds from the liquidation, sale or refinancing of Partnership property or of a Capital Transaction, or the proceeds of any loan to the Partnership.
              "Second Mortgage" means the mortgage, together with all amendments thereto, to be given by the Partnership at the Initial
Closing to the Second Mortgage Lender, as maker of the Second Mortgage Loan, which will constitute a second lien on the Apartment Complex, subject and subordinate to the lien of the First Mortgage, and which will secure the Second Mortgage Loan.
"Second Mortgage Lender" means the Agency, in its capacity as the maker of the Second Mortgage Loan, or its successor(s) and assign(s) in such capacity, acting through any authorized representative.
              "Second Mortgage Loan" means the nonrecourse construction/permanent second mortgage loan, in an original principal amount not to exceed $300,000, to be made to the Partnership with respect to the Apartment Complex by the Second Mortgage Lender on or before Initial Closing with funds from the Kentucky HOME Investment Partnerships Program. The Second Mortgage Loan is to bear interest at the rate of one per cent (1%) per annum, which interest shall be deferred until the maturity date of the Second Mortgage Loan. The outstanding principal balance, together with accrued and unpaid interest based on the aforesaid rate and a 25-year amortization schedule shall be due and payable twenty-five (25) years from the occurrence of Final Closing.
              "State" means the Commonwealth of Kentucky.
"State Designation" means, with respect to the Apartment Complex, the final allocation by the Agency of LowIncome Housing Tax Credits, as evidenced by the receipt by the Partnership of IRS Form 8609s executed by the Agency as to all units in the Apartment Complex.
              "Subordinated Loan" means any loan made by the General Partner to the Partnership pursuant to Section 8.17.
"Substantial Completion" means the date upon which the construction of the Apartment Complex has been completed, as evidenced by the Partnership's receipt of all necessary permanent certificates of occupancy from the applicable governmental jurisdiction(s) or authority(ies) for one hundred per cent (100%) of the apartment units in the Apartment Complex.
    "Substitute Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03.
"Surplus Cash" means any cash from all sources remaining at the end of an annual fiscal period (i) after the payment (on a thirty day current basis) of (a) all sums due or currently required to be paid under the terms of the First
Mortgage Loan and the Second Mortgage Loan, (b) any amounts required by the Lenders to be deposited in the Reserve Fund for Replacements, and (c) all obligations of the Apartment Complex, including operating expenses and escrow deposits for taxes and insurance, other than the First Mortgage Loan and the Second Mortgage Loan; and (ii) after the segregation of (a) an amount equal to the aggregate of all special funds required to be maintained by the Apartment Complex, and (b) all tenant security deposits held, together with accrued interest thereon payable to the tenant pursuant to the laws of the State.
"Tax Credit" means the Low-Income Housing Tax Credit. "20-50 Set-Aside Test" means the Minimum Set-Aside Test whereby at least 20% of the units in the Apartment Complex must be occupied by individuals with incomes of 50% or less of area median income, as adjusted for family size.
         "Watkins Loan Guaranty" means the personal guaranty to be entered into by Garry D. Watkins and Linda Watkins in favor of the Second
Mortgage Lender in the maximum amount of $330,000 which shall terminate no later than one year from Final Closing.
ARTICLE III.
PURPOSE AND BUSINESS OF THE PARTNERSHIP
         3.01. Purpose of the Partnership. The Partnership has been organized exclusively to acquire the Land and the Apartment Complex, and to develop, finance, construct, own, maintain, operate and sell or otherwise dispose of the Apartment Complex, in order to obtain long-term appreciation, cash income, Tax Credits and tax losses.
         3.02. Authority of the Partnership. In order to carry out its purpose, the Partnership is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Partnership, including but not limited to the following:
(a)  acquire ownership of the Land and the Apartment Complex;
         (b) construct, operate, maintain, improve, buy, own, sell, convey, assign, mortgage, rent or lease any real estate and any personal property necessary to the operation of the Apartment Complex;
         (c) provide housing, subject to the Minimum Set-Aside Test, the HOME Set-Aside Test and the Rent Restriction Test and consistent with the requirements of the Loan Agreements and the Regulatory Agreement so long as the Loan Agreements and the Regulatory Agreement, as applicable, remain in force;
         (d) enter into any kind of activity, and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Partnership;
         (e) borrow money and issue evidences of indebtedness in furtherance of the Partnership business and secure any such indebtedness by mortgage, pledge, or other lien, provided, however, that the First Mortgage Loan, the Second Mortgage Loan and any evidences of indebtedness thereof and any documents amending, modifying or replacing them shall have the legal effect that the Partners shall have no personal liability for the repayment of the principal of or payment of interest on the First Mortgage Loan, the Second Mortgage Loan or other such indebtedness, and that, other than the Watkins
Loan Guaranty, the sole recourse of any lender with respect to the principal thereof and interest thereon shall be to the property securing the First Mortgage Loan and the Second Mortgage Loan or other such indebtedness; except that any Partner shall be personally responsible (i) for funds or property of the Apartment Complex coming into such party's hands, which, by the terms of the Loan Agreements or the Regulatory Agreement, it is not entitled to retain, and (ii) for such party's own acts and deeds, or the acts and deeds of others which it has authorized, in violation of the provisions of the Regulatory Agreement;
    (f) maintain and operate the Apartment Complex, including hiring the Management Agent (which Management Agent may be any of the Partners or an Affiliate thereof) and entering into any agreement for the management of the Apartment Complex during its rent-up and after its rent-up period;
         (g) subject to the approval of the Agency and the Lenders, if required, and to other limitations expressly set forth elsewhere in this Agreement, negotiate for and conclude agreements for the sale, exchange, lease or other disposition of all or substantially all of the property of the Partnership, or for the refinancing of any mortgage loan on the property of the Partnership;
(h)  enter into the Loan Agreements with the First
Mortgage Lender and the Second Mortgage Lender, and the Regulatory Agreement with Second Mortgage Lender providing for regulations with respect to rents, profits, dividends and the disposition of property;
              (i) rent dwelling units in the Apartment Complex from time to time, in accordance with the provisions of the Code applicable to LowIncome Housing Tax Credits and in accordance with applicable federal, state and local regulations, collecting the rents therefrom, paying the expenses incurred in connection with the Apartment Complex, and distributing the net proceeds to the Partners, subject to any requirements which may be imposed by the Regulatory Agreement and/or the Loan Agreements; and
              (j) do any and all other acts and things necessary or proper in furtherance of the Partnership business.
ARTICLE IV.
                   REPRESENTATIONS, WARRANTIES AND COVENANTS;
DUTIES AND OBLIGATIONS
              4.01. Representations, Warranties and Covenants Relating to the Apartment Complex and the Partnership. As of the date hereof, the General Partner hereby represents, warrants and covenants to the Partnership and to the Partners that:
(a) the construction and development of the Apartment Complex has begun and shall be completed in a timely and workmanlike manner in accordance with (i) all applicable requirements of the Loan Agreements and the Regulatory Agreement, (ii) all applicable requirements of all appropriate governmental entities, and (iii) the plans and specifications of the Apartment Complex that have been or shall be hereafter approved by the Agency, the Lenders and any other applicable governmental entities, as such plans and specifications may be changed from time to time with the approval of the Agency, the Lenders and any other applicable governmental entities, if such approval shall be required;
    (b)  at the time of commencement of construction,  at the Initial
Closing and as of the date hereof, the Land was, is and will be properly zoned for the Apartment Complex, they have obtained all consents, permissions and licenses required by all applicable governmental entities, and the Apartment Complex conformed and conforms to all applicable federal, state and local land use, zoning, environmental and other governmental laws and regulations;
(c) all appropriate public utilities, including sanitary and storm sewers, water, gas and electricity, are currently available and operating properly for all units in the Apartment Complex at the time of first occupancy of such units;
    (d) at Initial Closing and as of the date hereof, good and marketable fee simple title to the Apartment Complex is and will be held by the Partnership, and title insurance policies of a financially responsible institution acceptable to the Agency, the Lenders, and BCTC 94, as applicable, in the amount of the replacement cost of the
Apartment Complex, which amount shall not be less than the aggregate of the principal amounts of the First Mortgage Loan, the Second Mortgage Loan and the Capital Contributions of the General Partner and the Investment Partnership
(as to the Partnership) and the principal amount of the First Mortgage Loan and the Second Mortgage Loan (as to the First Mortgage Lender and the Second Mortgage Lender), in favor of the Partnership, the First Mortgage Lender and the Second Mortgage Lender, respectively, shall be issued on or before Initial Closing, and shall remain in full force and effect, subject only to such easements, covenants, restrictions and such other standard exceptions as are normally included in owner's or mortgagee's title insurance policies and which shall be acceptable to the Agency, the First Mortgage Lender and the Second Mortgage Lender, as applicable; at Final Closing, a title insurance policy acceptable to BCTC 94 in the principal amount of not less than the aggregate of the principal amounts of the First Mortgage Loan, the Second Mortgage Loan and the Capital Contributions of the General Partner and the Investment Partnership, shall be issued in favor of the Partnership;
    (e) there is and shall be no direct or indirect personal liability of the Partnership or of any of the Partners for the repayment of the principal of or payment of interest on either the First Mortgage Loan or the Second Mortgage Loan, and, other than the Watkins Loan Guaranty, the sole recourse of the First Mortgage Lender and the Second Mortgage Lender under the First Mortgage Loan and the Second Mortgage Loan, respectively, with respect to the principal thereof and interest thereon shall be to the property securing the indebtedness;
    (f) the General Partner is not aware of any default under any agreement, contract, lease, or other commitment, or of any claim, demand, litigation, proceedings or governmental investigation pending or threatened against it, the Apartment Complex or the Partnership, or related to the business or assets of the Partnership or of the Apartment Complex, which claim, demand, litigation, proceeding or governmental investigation could result in any judgment, order, decree, or settlement which would materially and adversely affect the business or assets of the Partnership or of the Apartment Complex;

                   (g) neither the General Partner nor any Affiliate nor the Partnership, has entered, or shall enter, into any agreement or contract for the payment of any First Mortgage Loan or Second Mortgage Loan discounts, additional interest, yield maintenance or other interest charges or financing fees or any agreement providing for the guarantee of payment of any such interest charges or financing fees relating to the First Mortgage Loan or the Second Mortgage Loan; in no event will the General Partner or the Partnership enter into any such agreement or guaranty of any kind whatsoever (such as an escrow arrangement or letter of credit arrangement) which would subject any of the Partners to personal liability as to the First Mortgage Loan or the Second Mortgage Loan;
(h) the execution of this Agreement, the incurrence of the obligations set forth in this Agreement, and the consummation of the transactions contemplated by this Agreement do not violate any provision of law, any order, judgment or decree of any court binding on the Partnership, the General Partner or its Affiliates, any provision of any indenture, agreement, or other instrument to which the Partnership or the General Partner is a party or by which the Partnership or the Apartment Complex is affected, and is not in conflict with, and will not result in a breach of or constitute a default under any such indenture, agreement, or other instrument or result in creating or imposing any lien, charge, or encumbrance of any nature whatsoever upon the Apartment Complex;
                   (i) the Construction Contract has been entered into between the
Partnership and the Contractor; no other consideration or fee shall be paid to the Contractor other than the amounts set forth in the Construction Contract;
(j)  to the extent required by the First Mortgage
Lender and/or the Second Mortgage Lender, payment and performance bonds issued by a nationally, financially recognized bonding company and in forms acceptable to the First Mortgage Lender and/or the Second Mortgage Lender in amounts satisfactory to the First Mortgage Lender and the Second Mortgage Lender, will be obtained by the Contractor at or before Initial Closing and shall remain in full force and effect under terms and conditions as shall be acceptable to the First Mortgage Lender and the Second Mortgage Lender;
              (k) at Initial Closing, a builder's risk insurance policy, as required by the First Mortgage Lender and the Second Mortgage Lender in favor of the Partnership, will be in full force and effect, and as of the date hereof and at the Initial Closing fire and extended coverage insurance for the full replacement value of the Apartment Complex (excluding the value of the Land, site utilities, landscaping and foundations) and worker's compensation and public liability insurance (in an amount not less than $1,000,000 per occurrence, with a maximum amount of $2,000,000), all in favor of the Partnership, will be in full force and effect and will be kept in full force and effect during the term of the Partnership; all such policies are and shall be in amounts and with insurers satisfactory to the First Mortgage Lender and the Second Mortgage Lender, as applicable, and shall be paid for out of Partnership assets;
(l) neither the General Partner, nor the Partnership, has incurred any financial responsibility with respect to the Apartment Complex prior to the date of execution of this Agreement, other than that disclosed to the Investment Partnership;
                   (m) at the time of acquisition by the Partnership of the Land, the time of execution of this Agreement, at Initial Closing and at Final Closing, the Partnership was, is and will continue to be a valid limited partnership, duly organized under the laws of the State, had, has and shall continue to have full power and authority to acquire the Land and to develop, construct, operate and maintain the Apartment Complex in accordance with the terms of this Agreement, and had taken and shall continue to take all action under the laws of the State and any other applicable jurisdiction that is necessary to protect the limited liability of the Limited Partners and to enable the Partnership to engage in its business;
         (n) no restrictions on the sale or refinancing of the Apartment Complex, other than the restrictions set forth and to be set forth in the Regulatory Agreement, in an extended low income housing commitment pursuant to
Section 42(h)(6) of the Code and in Section 8.19 hereof, exist as of the date hereof, and no such restrictions shall, at any time while the Investment Partnership is a Limited Partner, be placed upon the sale or refinancing of the Apartment Complex;
(o) the Apartment Complex is being developed and operated in a manner which satisfies, and shall continue to satisfy, all restrictions, including tenant income and rent restrictions, applicable to projects generating Low-Income Housing Tax Credits under Section 42 of the Code;
         (p) the Projected Credits applicable to the Apartment Complex are $51,782 of Low-Income Housing Tax Credits for 1997, $82,851 per year of Low-Income Housing Tax Credits for each of the years 1998 through 2006, and $31,069 of Low-Income Housing Tax Credits for 2007; provided, however, that if the Actual Credit for 1997 is greater than (or less than) $51,782, the Projected Credit for the year 2007 shall be reduced (increased) by an amount equal to the amount by which the Actual Credit for 1997 exceeds (is less than) $51,782;
         (q) it shall cause the Partnership to enter into and record, no later than December 31, 1997, an extended low-income housing commitment in accordance with Section 42(h) of the Code; and
         (r) it shall cause the Partnership to enter into and timely deliver the Rental Housing Project Completion Report in connection with the Second Mortgage Loan.
4.02.   Duties and Obligations Relating to the
Apartment
Complex and
the Partnership. The General Partner shall have the following duties and obligations with respect to the Apartment Complex and the Partnership:
(a)     all requirements shall be met which are
necessary
to obtain or achieve (i) compliance with the Minimum Set-Aside Test, the HOME Set-Aside Test, the Rent Restriction Test, and any other requirements necessary for the Apartment Complex to initially qualify, and to continue to qualify, for Tax Credits, (ii) issuance of all necessary certificates of occupancy, including all governmental approvals required to permit occupancy of all of the apartment units in the Apartment Complex, (iii) Initial Closing and Final Closing, and (iv) compliance with all provisions of the Project Documents;
(b)     while conducting the business of the
Partnership,
it
shall not act in any manner which it knows or should have known after due inquiry will (i) cause the termination of the Partnership for federal income tax purposes without the Consent of the Investment Partnership, or (ii) cause the Partnership to be treated for federal income tax purposes as an association taxable as a corporation;
    (c)     the Apartment Complex shall be managed upon Substantial
Completion so that (i) no less than eighty per cent (80%) of the gross income from the Apartment Complex in every year is rental income from dwelling units in the Apartment Complex used to provide living accommodations not on a transient basis; and (ii) the rental of all units in the Apartment Complex comply with the tenant income limitations and other restrictions under the Rent Restriction Test and as set forth in the Regulatory Agreement;
    (d) it shall exercise good faith in all activities relating to the conduct of the business of the Partnership, including the development, operation and maintenance of the Apartment Complex, and it shall take no action with respect to the business and property of the Partnership which is not reasonably related to the achievement of the purpose of the Partnership;
    (e) all of (i) the fixtures, maintenance supplies, tools, equipment and the like now and to be owned by the Partnership or to be appurtenant to, or to be used in the operation of the Apartment Complex, as well as (ii) the rents, revenues and profits earned from the operation of the Apartment Complex, will be free and clear of all security interests and encumbrances except for the First Mortgage Loan and the First Mortgage and the Second Mortgage Loan and the Second Mortgage, and any additional security agreements executed in connection therewith;
    (f) it will execute on behalf of the Partnership all documents necessary to elect, pursuant to Sections 732, 743 and 754 of the Code, to adjust the basis of the Partnership's property upon the request of BCTC 94, if, in the sole opinion of BCTC 94, such election would be advantageous to the Investment Partnership;
    (g) it guarantees the repayment by the Partnership of any
Credit Recovery Loan from the Investment Partnership to the Partnership made pursuant to Section 5.01(d)(iii) and payment by the Partnership of the Development Fee pursuant to the terms of Section 8.10(a), to the extent that any Installment(s) are insufficient therefor; and
    (h) it shall, during and after the period it is a Partner, provide the Partnership with such information and sign such documents as are necessary for the Partnership to make timely, accurate and complete submissions of federal and state income tax returns.
ARTICLE V.
PARTNERS, PARTNERSHIP INTERESTS AND OBLIGATIONS OF THE PARTNERSHIP

    5.01.   Partners, Capital Contributions and Partnership Interests.
                   (a) The General Partner, its principal address or place of business, Capital Contribution and Percentage Interest are as follows:

      Leitchfield Affordable Housing, LLC    $100    1.00% 1178 Owensboro Road,
      P.O. Box 556
         Leitchfield, Kentucky 42755

                   (b)      (i)     The Limited Partner, its principal office
or place of business, Capital Contribution and Percentage Interest is as follows:

    Boston Capital Tax Credit              $488,822 as more      98.99%
      Fund IV L.P.                         specificially set
    c/o Boston Capital                     forth in subparagraph
      Associates IV L.P.                   (c) immediately below
    One Boston Place
    21st Floor
    Boston, MA  02210

                             (ii)    The Special Limited Partner, its principal
office
or place of business, Capital Contribution and Percentage Interest is as follows:
   BCTC 94, Inc.                           $ 10.00                 0.01%
    c/o Boston Capital  Partners, Inc.
    One Boston Place,   21st Floor
    Boston,  MA 02210

                   (c)  Subject to the provisions of this Agreement,
including without limitation, the provisions of Sections 5.01(d), 5.01(e) and 5.03, the Investment Partnership shall be obligated to make Capital Contributions to the Partnership in the aggregate amount of $488,822 in four installments (the "Installments"), which Installments shall be due and payable in cash by the Investment Partnership, solely from Capital Contributions of its investor limited partners to the Investment Partnership, on the date twenty-one (21) days after the Investment Partnership shall have received evidence, reasonably satisfactory to it, of the occurrence of each of the conditions set forth below as to the applicable Installment, as follows:
    (i)       $244,412 upon the later to occur of (A) Initial
Closing or (B) the Admission Date (the "First Installment");
    (ii)      $122,205 upon the latest to occur of (A) State
Designation, or (B) Substantial Completion, or (C) receipt by the Investment Partnership of a certification by the Accountants in form and substance acceptable to the Investment Partnership, of the construction and development costs of the Apartment Complex and the Eligible Basis of the Apartment Complex for purposes of Tax Credits ("Cost Certification"), or (D) receipt by the Investment Partnership of evidence from the Contractor that all amounts payable to it pursuant to the Construction Contract have been paid in full, or
(E) satisfaction of the conditions to payment of the First Installment (the
"Second Installment"); (iii)     $112,205 upon the latest to occur of (A) the
Initial 87%
Occupancy Date, or (B) the Final Closing, or (C) receipt by the
Investment Partnership of the legal opinion provided for in Section 5.04(b), or (D) the occurrence of Rental Achievement, or (E) satisfaction of all conditions to the payment of the First Installment and the Second Installment (the "Third Installment"); and
    (iv) $10,000 upon the later to occur of (A) Rental
Achievement Confirmation or (B) satisfaction of all conditions to the payment of the First Installment, the Second Installment and the Third Installment (the "Fourth Installment").
    As an additional condition precedent to each payment set forth above other than the First Installment, the General Partner shall, not less than twenty (20) days nor more than thirty (30) days prior to the time any Installment is due, give the Investment Partnership Notice in the form of a written certification that: (A) the representations, warranties and covenants given by the General Partner in Section 4.01(a) are valid and accurate, where still applicable, with respect to the General Partner, the Partnership and/or the Apartment Complex, as of the date of such certificate, and (B) to the best of their knowledge, after due inquiry, no condition exists which would, pursuant to Section 5.03, entitle the Investment Partnership to withhold the payment of such Installment. Based upon the giving of such Notice, such Installment shall be made on the due date therefor, or if such Notice is not timely given, then within twenty (20) days after receipt of such Notice.
         (d)  (i)     Upon the occurrence of Cost Certification and State
Designation,
if (A) ninety-nine per cent (99%) of the aggregate amount of Tax
Credits for the entire Compliance Period for which the Partnership would be eligible with respect to the Apartment Complex as evidenced by State Designation is less than (B) the aggregate amount of the Projected Credits for the entire Compliance Period (the "Allocation Differential"), then the Capital Contribution of the Investment Partnership shall be reduced by the "Adjustment Amount", which shall be determined by dividing the Allocation Differential into two parts. Part I of the Allocation Differential shall be the amount, if any, equal to the product of the excess of the Applicable Percentage of 8.80% (the assumed Applicable Percentage for purposes of determining the Projected Credit) over the actual Applicable Percentage for the Apartment Complex
(but not less than 8.63%) multiplied by $951,000 (the assumed Eligible Basis for determining the Projected Credit). Part II of the Allocation
Differential shall be the remaining amount, if any, of the Allocation Differential. The Adjustment Amount shall be equal to 99% of the sum of
(A) the amount determined under Part I above multiplied by sixty-four and nine-tenths per cent (64.9%) plus (B) the amount determined under Part
II above multiplied by fifty-nine per cent (59%). Any such reduction in Capital Contribution pursuant to this Section 5.01(d)(i) shall be applied to reduce the Second Installment. In the event that there is a reduction in Capital Contributions equal to the Adjustment Amount, then the amount of the Projected Credits shall be reduced to reflect the Allocation Differential, and thereafter shall be referred to as the "Revised Projected Credits".
              (ii) If at any time the Accountants determine that, for any fiscal year or portion thereof during the Partnership's operation, ending on the date five (5) years from and after the date of Substantial Completion (the "Reduction Period"), the Actual Credit for such fiscal year or portion thereof is less than the Projected Credit, or the Revised Projected Credit, if applicable, applicable to such fiscal year or portion thereof, then the Capital Contribution of the Investment Partnership shall be reduced by the Reduction Amount. The "Reduction Amount" shall be equal to the sum of (A) the difference between the Projected Credit, or the Revised Projected Credit, if applicable, and the Actual Credit multiplied by eighty per cent (80%), and (B) the amount of any recapture, interest or penalty payable by the limited partners of the Investment Partnership (assuming pass-through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Credit Shortfall for such year. Any reduction in Capital Contribution shall first be applied to reduce the Installment next due to be paid by the Investment Partnership, and any portion of such reduction in excess of such Installment shall be applied to reduce succeeding Installments. If no further Installments are due to be paid, then the entire amount of such reduction shall be repaid by the Partnership to the Investment Partnership promptly after demand is made therefor. The General Partner is obligated to provide such funds to the Partnership as shall be necessary to cause the aforesaid payment to be made by the Partnership to the Investment Partnership.
         (iii) In the event that, for any reason, at any time after the Reduction Period, the amount of the Actual Credit shall be less than the Projected Credit (or the Revised Projected Credit, if applicable) with respect to any fiscal year during the Partnership's operation (such difference being hereinafter referred to as a "Credit Shortfall"), the Investment Partnership shall be treated as having made a constructive advance to the Partnership with respect to such year (a "Credit Recovery Loan"), which shall be deemed to have been made on January 1 of such year, in an amount equal to the sum of (A) the Credit Shortfall for such year, plus (B) the amount of any recapture, interest or penalty payable by the limited partners of the Investment Partnership (assuming pass-through of all such liability in the year incurred and a tax rate equal to the maximum individual rate applicable in such year) as a result of the Credit Shortfall for such year. Credit Recovery Loans shall be deemed to bear simple (not compounded) interest, from the respective dates on which such principal advances are deemed to have been made under this Section 5.01(d)(iii) at 9% per annum. Credit Recovery Loans shall be repayable by the Partnership as provided in
Section 11.04(c).
    (e) Without the Consent of all of the Partners, no additional Persons may be admitted as additional Limited Partners and Capital Contributions may be accepted only as and to the extent expressly provided for in this Article V.
        5.02. Return of Capital Contribution. Except as provided in this
Agreement, no Partner shall be entitled to demand or receive the return of his Capital Contribution.
5.03.   Withholding of Capital Contribution Upon
Default.
In the
event that: (a) the General Partner or any successor General Partner shall not have substantially complied with any material provisions under this Agreement, or (b) any financing commitment of the First Mortgage Lender, the Second Mortgage Lender or any other lender, or any agreement entered into by the Partnership for financing related to the Apartment Complex shall have terminated prior to their respective termination date(s), or (c) foreclosure proceedings shall have been commenced against the Apartment Complex, then the Partnership and the General Partner shall be in default of this Agreement, and the Investment Partnership, at its sole election, may withhold payment of any Installment otherwise payable to the Partnership.
    All amounts so withheld by the Investment Partnership under this
Section 5.03 shall be promptly released to the Partnership only after the General Partner or the Partnership has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to BCTC 94.
    5.04.     Legal Opinions.
         (a)  As a condition precedent to payment of the First
Installment, the Investment Partnership shall have received the opinions of David B. Vickery, Esquire, of Leitchfield, Kentucky, counsel to the Partnership, the Withdrawing Initial General Partner, the Withdrawing Initial Limited Partners, and the Guarantors, which opinions incorporate by reference the opinions of Newberry, Hargrove and Rambicure of Lexington, Kentucky, counsel to the General Partner and the Developer, and shall explicitly state that Peabody & Brown, of Boston, Massachusetts, counsel to the Investment Partnership, may explicitly rely upon them, inter alia, that:
    (i) the Partnership is a duly formed and validly existing limited partnership under the Act, and the Partnership has full power and authority to own and operate the Apartment Complex and to conduct its business hereunder; the Investment Partnership has been validly admitted as a Limited Partner of the Partnership entitled to all the benefits of a Limited Partner under this Agreement, and the Interest of the Investment Partnership in the Partnership is the Interest of a limited partner with no personal liability for the obligations of the Partnership;
    (ii) the General Partner is a duly formed and validly existing limited liability company pursuant to the laws of the State with full power and authority to enter into and perform its obligations hereunder;
    (iii) execution of this Agreement by the General Partner has been duly and validly authorized by or on behalf of it and, having been executed and delivered in accordance with its terms, this Agreement constitutes the valid and binding agreement of the General Partner, enforceable in accordance with its terms;
    (iv) the Partnership owns fee simple, good and marketable legal title to the Apartment Complex, subject only to the First Mortgage Loan, the First Mortgage, the Second Mortgage Loan, the Second Mortgage, the Regulatory Agreement and such other liens, charges, easements, restrictions and encumbrances as are set forth in the title insurance policy issued to the Partnership, none of which materially interfere with or adversely affect the development or operation of the Apartment Complex;
    (v)  there is no direct or indirect personal
liability of the Partnership or of any of the Partners for the repayment of the principal of and payment of interest on the First Mortgage Loan, and the sole recourse of the First Mortgage Lender under the First Mortgage Loan, with respect to the principal thereof and interest thereon, shall be to the property securing the indebtedness;

    (vi) there is no direct or indirect personal liability of the Partnership or of any of the Partners for the repayment of the principal of and payment of interest on the Second Mortgage Loan, and, other than the Watkins Loan Guaranty, the sole recourse of the Second Mortgage Lender under the Second Mortgage Loan, with respect to the principal thereof and interest thereon, shall be to the property securing the indebtedness;
         (vii) there are no defaults existing with respect to any of the Project Documents; and
(viii) no event of Bankruptcy has occurred with respect to the Partnership or the General Partner.
              (b) As a condition precedent to payment of the Third Installment, the Investment Partnership shall have received the opinions of David B. Vickery, Esquire of Leitchfield, Kentucky, counsel to the Partnership, which opinions incorporate by reference the opinions of Newberry, Hargrove and Rambicure, of Lexington, Kentucky, counsel to the General Partner and the Developer, and shall explicitly state that Peabody & Brown, of Boston, Massachusetts, counsel to the Investment Partnership, may explicitly rely upon them, that:
         (i) the Partnership owns fee simple, good and marketable legal title to the Apartment Complex, subject only to the First Mortgage Loan, the Second Mortgage Loan, the First Mortgage, the Second Mortgage, the Regulatory Agreement and such other liens, charges, easements, restrictions and encumbrances as are set forth in the title insurance policy issued to the Partnership, none of which materially interfere with or adversely affect the development or operation of the Apartment Complex;
         (ii) there are no defaults existing with respect to any of the Project Documents; and
         (iii) no event of Bankruptcy has occurred with respect to the Partnership, the General Partner or the Developer.
         5.05.     Repurchase Obligation.
              (a)  If (i) Substantial Completion has not occurred by
April 1, 1997; (ii) State Designation has not occurred by December 31, 1997;
(iii) the Apartment Complex has not achieved Rental Achievement within 12 months of the occurrence of Substantial Completion; (iv) the Partnership fails to meet the Minimum Set-Aside Test, the HOME Set-Aside Test or Rent Restriction Test at any time during the first 60 months after initial achievement of the Minimum Set-Aside, the HOME SetAside Test and Rent Restriction Tests; (v) Final Closing has not occurred by September 1, 1997 (or such later date as may be consented to by the Investment Partnership); (vi) the Partnership fails to meet the Minimum Set-Aside Test, the HOME Set-Aside Test and the Rent Restriction Test within 12 months of the date that the Apartment Complex is placed in service or at any time prior to the date which is five (5) years from and after the date upon which the Apartment Complex is placed in service; or (vii) an event of default described in Section 5.03(a), (b) and/or (c) shall exist, then the General Partner shall, within 15 days of the occurrence thereof, send to the Investment Partnership Notice of such event and of its obligation to purchase the Interest of the Investment Partnership hereunder and return to the Investment Partnership the Invested Amount in the event the Investment Partnership in its sole discretion requires such purchase of its Interest. Thereafter, the General Partner, within 30 days of the mailing date of Notice by the Investment Partnership of such election, shall acquire the entire Interest of the Investment Partnership in the Partnership by making payment to the Investment Partnership, in cash, of an amount equal to the Invested Amount.
    (b) If any Lender or the Agency shall disapprove the Investment Partnership as a Partner hereunder within 180 days of its admission to the Partnership, then the Investment Partnership shall, effective as of such time (or such other time as may be specified by such Lender or the Agency in its disapproval), cease to be a Limited Partner. The General Partner shall, within 10 days of the effective date of such termination, purchase the Interest of the Investment Partnership in the Partnership and pay to the Investment Partnership an amount equal to its Net Capital Contribution.
    (c) Upon receipt by the Investment Partnership of any such payment of the Invested Amount or its Net Capital Contribution, as applicable, the Interest of the Investment Partnership shall terminate, and the General Partner shall indemnify and hold harmless the Investment Partnership from any losses, damages, and/or liabilities to which the Investment Partnership (as a result of its participation hereunder) may be subject.
        5.06. Asset Management Fee. The Partnership shall pay to Boston
Capital, or an Affiliate thereof, an Asset Management Fee in the amount of $1,000 per annum beginning in 1997 for its services in assisting with the preparation of the reports required pursuant to Section 13.04. The Asset Management Fee shall be payable solely from Cash Flow and as provided in
Section 11.01(a); provided however, that if in any fiscal year commencing with 1997, Cash Flow is insufficient to pay the full amount of the Asset Management Fee, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first year in which there is sufficient Cash Flow or from the proceeds of a Capital Transaction, as provided in Article XI of this Agreement.
ARTICLE VI.
CHANGES IN PARTNERS
        6.01. Withdrawal of a General Partner.
    (a)    A General Partner may withdraw from the
Partnership or sell, transfer or assign his or its Interest as General Partner only with the prior Consent of BCTC 94, and only after being given written approval by the necessary parties as provided in Section 6.02, of the General Partner(s) to be substituted for him or it or to receive all or part of his or its Interest as General Partner.
    (b)    In the event that a General Partner
withdraws from the Partnership or sells, transfers or assigns his or its entire Interest pursuant to Section 6.01(a), he or it shall be and shall remain liable for all obligations and liabilities incurred by him or it as General Partner before such withdrawal, sale, transfer or assignment shall have become effective, but shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal, sale, transfer or assignment shall have become effective.
         6.02. Admission of a Successor or Additional General Partner. A Person shall be admitted as a General Partner of the Partnership only if the following terms and conditions are satisfied:
         (a) the admission of such Person shall have been Consented to by the General Partner or its successors and BCTC 94;
(b) the successor or additional Person shall have accepted and agreed to be bound by (i) all the terms and provisions of this Agreement, by executing a counterpart thereof, and (ii) all the terms and provisions of the Regulatory Agreement, by executing a counterpart thereof, and (iii) all the terms and provisions of such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and this Agreement evidencing the admission of such Person as a General Partner shall have been filed and all other actions required by Section 1.05 in connection with such admission shall have been performed;
         (c) if the successor or additional Person is a corporation, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of its authority to become a General Partner, to do business in the State and to be bound by the terms and provisions of this Agreement; and
         (d) counsel for the Partnership shall have rendered an opinion that the admission of the successor or additional Person is in conformity with the Act and that none of the actions taken in connection with the admission of the successor Person will cause the termination or dissolution of the Partnership or will cause it to be classified other than as a partnership for federal income tax purposes.
6.03.   Effect of Bankruptcy, Death, Withdrawal,
Dissolution orIncompetence of a General Partner.
         (a) In the event of the Bankruptcy of a General Partner or the withdrawal, death or dissolution of a General Partner or an adjudication that a General Partner is incompetent (which term shall include, but not be limited to, insanity) the business of the Partnership shall be continued by the other General Partner(s) (and the other General Partners, by execution of this Agreement, expressly so agree to continue the business of the Partnership); provided, however, that if the withdrawn, Bankrupt, deceased, dissolved or incompetent General Partner is then the sole General Partner, unless the Investment Partnership within ninety (90) days after receiving Notice of such Bankruptcy, withdrawal, death, dissolution or adjudication of incompetence elects to designate a successor General Partner(s) and continue the Partnership upon the admission of such successor General Partner(s) to the Partnership, the Partnership shall be terminated.
         (b) Upon the Bankruptcy, death, dissolution or adjudication of incompetence of a General Partner, such General Partner shall immediately cease to be a General Partner and his Interest shall without further action be converted to a Limited Partner Interest; provided, however, that if such Bankrupt, dissolved, incompetent or deceased General Partner is the sole remaining General Partner, such General Partner shall cease to be a General Partner only upon the expiration of ninety (90) days after Notice to BCTC 94 and the Investment Partnership of the Bankruptcy, death, dissolution or declaration of incompetence of such General Partner; and provided further that if such Bankrupt, dissolved, incompetent or deceased General Partner is the sole remaining General Partner, the converted Partnership Interest of such replaced General Partner shall be ratably reduced to the extent necessary to insure that the substitute General Partner(s) holds a 1% Percentage Interest (as set forth in Section 5.01) and will receive a distribution pursuant to
Section 11.04(f).
Except as set forth above, such conversion of a General Partner Interest to a Limited Partner Interest shall not affect any rights, obligations or liabilities (including without limitation, any of the General Partner's obligations under Section 8.09 herein) of the Bankrupt, deceased, dissolved or incompetent General Partner existing prior to the Bankruptcy, death, dissolution or incompetence of such person as a General Partner (whether or not such rights, obligations or liabilities were known or had matured).
         (c) If, at the time of the withdrawal, Bankruptcy, death, dissolution or adjudication of incompetence of a General Partner, the Bankrupt, deceased, dissolved or incompetent General Partner was not the sole General Partner of the Partnership, the remaining General Partner or General Partners shall immediately (i) give Notice to the Limited Partners of such Bankruptcy, death, dissolution or adjudication of incompetence, and (ii) make such amendments to this Agreement and execute and file such amendments or documents or other instruments as are necessary to reflect the conversion of the Interest of the Bankrupt, deceased, dissolved or incompetent General Partner and his having ceased to be a General Partner. The remaining General Partner or General Partners are hereby granted an irrevocable power of attorney to execute any or all documents on behalf of the Partners and the Partnership and to file such documents as may be required to effectuate the provisions of this Section 6.03.

ARTICLE VII.
ASSIGNMENT TO THE PARTNERSHIP
    The General Partner hereby transfers and assigns to the Partnership all of its right, title and interest in and to the Apartment Complex, including the following:
    (i) all contracts with architects, contractors and supervising architects with respect to the construction and development of the Apartment Complex;
    (ii) all plans, specifications and working drawings, heretofore prepared or obtained in connection with the Apartment Complex and all governmental approvals obtained, including planning, zoning and building permits;
    (iii) any and all documentation with respect to the First
Mortgage Loan and the Second Mortgage Loan; and

    (iv) any other work product related to the Apartment
Complex.

ARTICLE VIII.
              RIGHTS, OBLIGATIONS AND POWERS
OF THE GENERAL PARTNER
    8.01.     Management of the Partnership.
         (a)     Except as otherwise set forth in this Agreement,
the General Partner, within the authority granted to it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes stated in Article III, shall make all decisions affecting the business of the Partnership and shall manage and control the affairs of the Partnership to the best of its ability and use its best efforts to carry out the purposes of the Partnership. In so doing, the General Partner shall take all actions necessary or appropriate to protect the interests of the Limited Partner and of the Partnership. The General Partner shall devote such of its time as is necessary to the affairs of the Partnership.
         (b)     Except as otherwise set forth in this Agreement
and subject to the applicable Agency rules and regulations and the provisions of the Regulatory Agreement and the Loan Agreements, the General Partner (acting for and on behalf of the Partnership), in extension and not in limitation of the rights and powers given by law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power and authority in the management of the Partnership business to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purpose of the Partnership. In furtherance and not in limitation of the foregoing provisions, the General Partner is specifically authorized and empowered to execute and deliver, on behalf of the Partnership, the Loan Agreements, the Regulatory Agreement, the First Mortgage and the Second Mortgage, and to execute any and all other instruments and documents, and amendments thereto, as shall be required in connection with the First Mortgage Loan and the Second Mortgage Loan, including, but not limited to, executing any mortgage, note, contract, building loan agreement, bank resolution and signature card, release, discharge, or any other document or instrument in any way related thereto or necessary or appropriate in connection therewith. All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the Partnership. No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any facts or circumstances bearing upon the existence of such authority.
    8.02.     Limitations Upon the Authority of the General
         Partner.
         (a)  The General Partner shall not have any authority to:
    (i)  perform any act in violation of any applicable
law or regulation thereunder;
    (ii) perform any act in violation of the provisions
of
the Loan Agreements, the Regulatory Agreement or any other Project Documents;
    (iii)     do any act required to be approved or ratified
in
writing by all Limited Partners under the Act unless the right to do so is expressly otherwise given in this Agreement;
    (iv) rent apartments in the Apartment Complex such
that the Apartment Complex would not meet the requirements of the Rent Restriction Test, the HOME Set-Aside Test or Minimum SetAside Test; or
    (v)  borrow from the Partnership or commingle
Partnership funds with funds of any other Person.
         (b)  The General Partner shall not, without the Consent of
BCTC 94, have any authority to:
    (i)  sell or otherwise dispose of, at any time, all
or
substantially all of the assets of the Partnership;
    (ii) make application(s) for an increase or
increases
in the First Mortgage Loan or the Second Mortgage Loan if such increase would require an increase in the rental income of the Apartment Complex;
    (iii)     borrow in excess of $10,000 in the aggregate at
any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated Loans or Credit Recovery Loans;
    (iv) following Final Closing, construct any new or
replacement capital improvements on the Apartment Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $10,000 in a single Partnership fiscal year, except (a) replacements and remodeling in the ordinary course of business or under emergency conditions or
(b) construction paid for from insurance proceeds;
    (v)  acquire any real property in addition to the
Apartment Complex; or
    (vi) following Final Closing, refinance the First
Mortgage Loan or the Second Mortgage Loan.
    8.03.     Management Purposes.  In conducting the
business
of the Partnership, the General Partner shall be bound by the Partnership's purpose(s) set forth in Article III.
    8.04.     Delegation of Authority.  The General Partner
may
delegate all or any of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
8.05.   General Partner or Affiliates Dealing with
         Partnership.
         (a)  The General Partner or any Affiliate may act as
Management Agent on such terms and conditions permitted by applicable Lender and/or Agency regulations, and may receive compensation at the highest rates approved and permitted by the Lenders and/or the Agency at any time.
         (b)  The General Partner or any Affiliates
thereof shall have the right to contract or otherwise deal with the Partnership for the sale of goods or services to the Partnership in addition to those set forth herein, if (A) compensation paid or promised for such goods or services is reasonable (i.e., at fair market value) and is paid only for goods or services actually furnished to the Partnership, (B) the goods or services to be furnished shall be reasonable for and necessary to the Partnership, (C) the fees, terms and conditions of such transaction are at least as favorable to the Partnership as would be obtainable in an arm's-length transaction, (D) no agent, attorney, accountant or other independent consultant or contractor who also is employed on a full-time basis by the General Partner or any Affiliate shall be compensated by the Partnership for his services.
    Any contract covering such transactions shall be in
writing and shall be terminable without penalty on sixty (60) days Notice.
Any payment made to the General Partner or any Affiliate for such goods or services shall be fully disclosed to all Limited Partners in the reports required under Section 13.04. Neither the General Partner nor any Affiliate shall, by the making of lump-sum payments to any other Person for disbursement by such other Person, circumvent the provisions of this Section 8.05(b).
        8.06. Other Activities.  The General Partner and any
Affiliates thereof may engage in or possess interests in other business ventures of every kind and description for their own account, including, without limitation, serving as general partner of other partnerships which own, either directly or through interests in other partnerships, government-assisted housing projects similar to the Apartment Complex. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.
        8.07. Liability for Acts and Omissions.  No General
Partner shall be liable, responsible or accountable in damages or otherwise to any of the Partners for any act or omission performed or omitted by him or it, or any of them, in good faith on behalf of the Partnership and in a manner reasonably believed by him or it or any of them to be within the scope of the authority granted to him or it or any of them by this Agreement and in the best interest of the Partnership, except for negligence, misconduct, fraud or any breach of his or its or their fiduciary duty as General Partner with respect to such acts or omissions. Any loss or damage incurred by any General Partner by reason of any act or omission performed or omitted by him or it or any of them in good faith on behalf of the Partnership and in a manner reasonably believed by him or it or any of them to be within the scope of the authority granted to him or it by this Agreement and in the best interests of the Partnership (but not, in any event, any loss or damage incurred by any General Partner by reason of negligence, misconduct, fraud or any breach of his or its or their fiduciary duty as General Partner with respect to such acts or omissions) shall be paid from Partnership assets to the extent available (but the Limited Partners shall not have any personal liability to any General Partner under any circumstances on account of any such loss or damage incurred by any General Partner or on account of the payment thereof).
        8.08. Net Worth of Sole Corporate or Limited
Liability Company General Partner. In the event that the sole General Partner is a corporation or a limited liability company, such General Partner shall maintain a net worth that satisfies the requirements set forth in Internal Revenue
Service Procedure 8912, as may be modified from time to time, which are prerequisites to the issuance by the Internal Revenue Service of an advance ruling that the Partnership will be taxed as a partnership, and not as an association taxable as a corporation, for federal income tax purposes.
8.09.         Construction of the Apartment Complex, Construction
Cost
Overruns, Operating Deficits.
         (a)  (i)     The Partnership has entered into the
Construction Contract.  The General Partner shall be responsible for:
  (A) achieving completion of construction of the Apartment Complex in accordance with the Project Documents;
     (B)  meeting all requirements for obtaining all necessary
certificates of occupancy for all the apartment units in the Apartment
Complex;
         (C) fulfilling all actions required of the Partnership to assure that the Apartment Complex satisfies the Minimum Set Aside Test, the HOME Set-Aside Test and the Rent Restriction Test; and
  (D)  causing the making of the First Mortgage Loan by the First
Mortgage Lender and the Second Mortgage Loan by the Second Mortgage Lender or any other permanent lender.
         (ii) The General Partner hereby is obligated to pay
all Excess Development Costs; the Partnership shall have no obligation to pay any Excess Development Costs. Subject to the approval of the Lenders and/or the Agency, if required, the General Partner shall have the right to utilize any net rental income of the Partnership for the period prior to Final Closing, to pay or reimburse the General Partner for any Excess Development Costs, and the obligation of the General Partner to pay such Excess Development Costs shall be satisfied to the extent of any such amounts so available and utilized. If the General Partner has already advanced funds to meet any Excess Development Costs, it may cause the Partnership to apply such net rental income to the reimbursement of such advances.
(iii)    In the event that the General Partner shall
fail to pay any such Excess Development Costs as required in this Section 8.09(a), an amount not in excess of the total of any remaining unpaid installments of the Development Fee and the Developer Overhead Allowance due the General Partner shall be applied by the Partnership to meet such obligations of the General Partner.
         Any such direction and application of funds otherwise payable to the General Partner as aforesaid shall constitute reductions in the Development Fee and/or the Developer Overhead Allowance, as applicable, and the Partnership's obligation to make such installment payments to the General Partner pursuant to Section 8.10, as well as the Investment Partnership's obligation to make future Installments, shall be reduced correspondingly, and the obligations of the General Partner pursuant to Sections 8.09(a)(i) or 8.09(a)(ii) shall be satisfied to the extent of the funds applied.
              (b)     In the event that, at any time from and after the
Final Closing through the last day of the Compliance Period, an Operating Deficit shall exist, the General Partner shall provide such funds to the Partnership as shall be necessary to pay such Operating Deficit(s), in an aggregate amount not to exceed $200,000 during such term, in the form of a loan to the Partnership (the "Operating Deficit Loan(s)"). An Operating Deficit Loan shall be a Subordinated Loan in accordance with the provisions of
Section 8.17, provided, however, that an Operating Deficit Loan shall bear no interest. In the event that the General Partner shall fail to make any such Operating Deficit Loans as aforesaid, the Partnership shall utilize amounts otherwise payable to the General Partner as installments of Development Fee and/or Developer Overhead Allowance pursuant to Section 8.10 of this Agreement to meet the obligations of the General Partner pursuant to this Section 8.09(b). Amounts so utilized shall also constitute payment and satisfaction of installments of the Development Fee and/or Developer Overhead Allowance payable to the General Partner under the aforesaid Section of this Agreement, and the obligation of the Partnership to make such installment payments to the General Partner, pursuant to such Section, as well as the Investment Partnership's obligation to make future Installments, shall be reduced correspondingly. For the purpose of this Section 8.09(b), all expenses shall be paid on a sixty (60) day current basis.
    8.10.     Development Fee; Developer Overhead Allowance.
         (a)  The Partnership has entered into an Amended and
Restated Development Agreement of even date herewith with the General Partner for its services in connection with the development and construction of the Apartment Complex. In consideration for such services and for the assignments to the Partnership pursuant to Article VII above, a fee (the "Development Fee") in the total amount of $200,000 shall be payable by the Partnership to the General Partner from Capital Contributions by the Investment Partnership as follows:
    (i)  $77,795 upon receipt by the Partnership of the
Second
Installment;
    (ii) $112,205 upon receipt by the Partnership of the
Third
Installment; and
    (iii)     $10,000 upon receipt by the Partnership of the
Fourth
Installment.
         (b)     Pursuant to the aforesaid Development Agreement,
the Partnership shall also pay to the General Partner a Developer Overhead Allowance in the total amount of $1,922, payable solely upon receipt by the Partnership of the Second Installment.
    8.11.     Incentive Management Fee; Partnership
Management
Fee.
    (a)  The Partnership shall pay to the General
Partner
a non-
cumulative fee (the "Incentive Management Fee") commencing in 1997 for its services in supervising and monitoring the performance of the Management Agent pursuant to Section 8.14 hereof and the Management Agreement in the annual amount of 2% of gross rental income from the Apartment Complex. The Incentive Management Fee shall be payable from Cash Flow in the manner and priority set forth in Section 11.01(a).
    (b)  The Partnership has entered into a Partnership
Management
Services Agreement with the General Partner of even date
herewith for its services in managing the business of the Partnership for the period from the date hereof throughout the term of the Partnership. Such agreement includes provisions to the effect that in return for their services in administering and directing the business of the Partnership, maintaining appropriate books and records relating to all financial affairs of the Partnership, and reporting periodically to the Partners, the Lenders and the Agency with respect to the financial and administrative affairs of the Partnership and the Apartment Complex, the Partnership shall pay to the General Partner, solely from the Cash Flow of the Partnership available for distribution and in accordance with Section 11.01(a), a noncumulative annual Partnership Management Fee in the amount of $1,000 commencing in 1997. Such fee shall be subject to Lender and/or Agency approval, if required.
              8.12.     Withholding of Fee Payments.  In the event that
(a) the
General Partner or any successor General Partner shall not have substantially complied with any material provisions under this Agreement, or (b) any financing commitment of the First Mortgage Lender, the Second Mortgage Lender or any other lender, or any agreement entered into by the Partnership for financing related to the Apartment Complex shall have terminated prior to their respective termination date(s), or (c) foreclosure proceedings shall have been commenced against the Apartment Complex, then (i) the General Partner shall be in default of this Agreement, and the Partnership shall withhold payment of any installment of fees payable to the General Partner pursuant to Sections 8.10 and/or 8.11, and (ii) the General Partner shall be liable for the Partnership's payment of any and all installments of the unpaid Development Fee payable pursuant to Section 8.10.
    All amounts so withheld by the Partnership under this Section
8.12
shall be promptly released to the General Partner only after the General Partner has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to BCTC 94.
              8.13.     Removal of the General Partner.
                   (a)     BCTC 94, acting on behalf of the Investment
Partnership, so long as the Investment Partnership is a         Partner,
shall have the right to remove a General
Partner (i)
for any intentional misconduct or failure to exercise reasonable care with respect to any material matter in the discharge of its duties and obligations as a General Partner (provided that such violation results in, or is likely to result in, a material detriment to or an impairment of the Apartment Complex or assets of the Partnership), or (ii) upon the occurrence of any of the following:
(A) the General Partner shall have violated any provisions of the Regulatory Agreement, or any provisions of any other Project Document or other document required in connection with the First Mortgage Loan or the Second Mortgage Loan, or any provisions of Agency regulations applicable to the Apartment Complex;
(B) the General Partner shall have violated any provision of this Agreement, or violated any provision of applicable law;

    (C)  the General Partner shall have caused the First Mortgage Loan or the Second Mortgage Loan to go into default; or
    (D) the General Partner shall have conducted its own affairs or the affairs of the Partnership in such manner as would:
         (1)  cause the termination of the Partnership for federal
income tax purposes; or
         (2)  cause the Partnership to be treated for federal
income tax purposes as an association, taxable as a corporation.
         (b)  BCTC 94 shall give Notice to all Partners of its
determination that the General Partner shall be removed. The General Partner shall have thirty (30) days after receipt of such Notice to cure any default or other reason for such removal, in which event it shall remain as General Partner. If, at the end of thirty (30) days, the General Partner has not cured any default or other reason for such removal, it shall cease to be General Partner and the powers and authorities conferred on them as General Partner under this Agreement shall cease and the Interests of such General Partner shall be transferred to BCTC 94 which, without further action, shall become a General Partner.
         (c)  (i)     In the event that the General
Partner is
removed as aforesaid prior to the Final Closing, it shall be and shall remain liable for all obligations and liabilities incurred by it as General Partner of the Partnership before such removal shall become effective, including but not limited to the obligations and liabilities of the General Partner with respect to its obligations set forth in Section 8.09 of this Agreement with regard to Excess Development Costs; provided however, that if amounts otherwise payable to the General Partner as fees are applied to meet the General Partner's obligations stated in Sections 5.03 and 8.09 of this Agreement, such application shall serve to reduce any such liabilities of the General Partner or any successor, except for any liability incurred as the result of its negligence, misconduct, fraud or breach of its fiduciary duties as General Partner of the Partnership.
    If the General Partner is removed as a Partner of the Partnership prior to the Final Closing as aforesaid, the General Partner shall not be entitled to payment of any further installments of the Development Fee, Developer Overhead Allowance, Incentive Management Fee, the Partnership Management Fee or other fees which otherwise would have been due and payable under various Sections of this Article VIII.
              (ii) In the event that the General Partner is removed as aforesaid after the Final Closing, it shall be and shall remain liable for all obligations and liabilities incurred by them as General Partner of the Partnership before such removal shall become effective, including but not limited to the General Partner's obligations and liabilities under Section 8.09(b) of this Agreement; provided, however, that if amounts otherwise payable to the General Partner as fees are applied by the Partnership to pay Operating Deficits, such application shall serve to reduce any such liabilities after the Final Closing, except for any liability incurred as the result of its negligence, misconduct, fraud or breach of its fiduciary duty as General Partners of the Partnership. If the General Partner is removed as a Partner of the Partnership at any time after the Final Closing, the General Partner or its successor(s) shall continue to be paid subsequent to such removal, in accordance with the terms and conditions of this Agreement, any installments of Development Fee and/or Developer Overhead Allowance which would have otherwise been due and payable to it pursuant to Section 8.10 and which are not otherwise being withheld; provided however, upon any such removal of the General Partner after the Final Closing, no further installments of Partnership Management Fee or Incentive Management Fee shall be paid which are attributable to any period after such removal.
    (d) BCTC 94 hereby is granted an irrevocable power of attorney, coupled with an interest, to execute any and all documents on behalf of the Partners and the Partnership as shall be legally necessary and sufficient to effect all of the foregoing provisions of this Section 8.13.
The election by BCTC 94 to remove the General Partner under this Section shall not limit or restrict the availability and use of any other remedy which the Investment Partnership or any other Partner might have with respect to the General Partner in connection with its undertakings and responsibilities under this Agreement.
    (e)  Notwithstanding anything to the contrary in this
Section 8.13, in the event of (1) the withdrawal of a General Partner, or (2) the failure of the General Partner to meet the requirements of Section 8.09(b), the Interest of BCTC 94 shall be transferred automatically and without further action by it or any Partner, to that of a General Partner, and BCTC 94 shall become the Managing General Partner. The General Partner hereby agrees to take all action necessary to implement this Section 8.13. Further, the General Partner agrees in such event to give prompt written Notice thereof to the First Mortgage Lender, the Second Mortgage Lender and the Agency. If any Lender or the Agency rejects the admission of BCTC 94 as a General Partner, then BCTC 94 shall withdraw as a General Partner promptly after an additional General Partner acceptable to the Investment Partnership, the Lenders and the Agency is admitted to the Partnership; BCTC 94 hereby agrees to use its best efforts to obtain such a General Partner acceptable to the Lenders and the Agency.
8.14.   Selection of Management Agent.  The
Partnership,
with the
approval of the Agency, if required, shall engage such person, firm or company as the General Partner may select, and as the Investment Partnership may approve, which approval shall not be unreasonably withheld (hereinafter referred to as "Management Agent") to manage the operation of the Apartment Complex during the rent-up period and following Final Closing. The Management Agent shall be paid a management fee subject to the approval of the Agency, if required. The contract between the Partnership and the Management Agent and the management plan for the Apartment Complex shall be in a form acceptable to the Agency, if required. The Housing Foundation, Inc. and Homeland, Inc. are hereby collectively approved by the parties hereto as the initial
Management Agent.
        8.15. Removal of the Management Agent.  The General
Partner (i) may, upon receiving any required approval of the Agency, dismiss the Management Agent as the entity responsible for the Apartment Complex under the terms of the contract between the Partnership and the Management Agent, and (ii) at the request of BCTC 94, shall remove the Management Agent in the event that the Management Agent is declared Bankrupt, is dissolved, or makes an assignment for the benefit of its creditors, or for any intentional misconduct by the Management Agent or failure to exercise reasonable care in the discharge of its duties and obligations as Management Agent, including, without limitation, for any action or failure to take any action which:
    (a) violates in any material respect any provision of the Management Agreement entered into with the Partnership and approved by the Agency, and/or any provision of the Regulatory Agreement applicable to the Apartment Complex, or the management plan for the Apartment Complex, or
    (b) violates in any material respect any provision of this Agreement or provision of applicable law.
    8.16. Replacement of the Management Agent. Upon the removal of the Management Agent as the entity responsible for the management of the Apartment Complex, a substitute Management Agent which is not an Affiliate of the General Partner shall be named by the General Partner, subject to the approval of the Agency, if required, and the approval of BCTC 94.
    8.17. Loans to the Partnership. In the event that additional funds are required by the Partnership for any purpose relating to the business of the Partnership or for any of its obligations, expenses, costs or expenditures, the Partnership may borrow such funds as are needed from any Partner or other Person or organization, including the General Partner, for such period of time and on such terms as the General Partner, BCTC 94 and the Agency, if so required, may agree and at the rate of interest then prevailing for comparable loans (except for Operating Deficit Loans made pursuant to Section 8.09(b), which shall bear no interest); provided however, that no such additional loans shall be secured by any mortgage or other encumbrance on the property of the Partnership without the prior approval of BCTC 94 and the Lenders, if required; except that such approvals shall not be required in the case of the hypothecation of personal property purchased by the Partnership and not included in the security agreements executed by the Partnership at the time of Initial Closing. Loans made under this Section shall be repaid as set forth in Section 11.01(a) of this Agreement, but any amount of any such loan that is outstanding at the time of the occurrence of any of the events described in Sections 11.04 or 12.01 shall be repaid as provided in Section 11.04.
    8.18.     Reserve Fund for Replacements; Operating
Reserve
         Account.
         (a)  Reserve Fund for Replacements.  On or before Final
Closing, the Partnership shall establish and maintain a Reserve Fund for Replacements as a separate special account as required by the Second Mortgage Lender and/or BCTC 94. The Partnership shall make monthly deposits into the Reserve Fund for Replacements in the amount of $334, or such greater amount as shall be required by the Second Mortgage Lender. Funds in the Reserve Fund for Replacements are intended to be employed for the replacement as needed of fixtures, equipment, structural elements and other components of the Apartment Complex of a capital nature. All interest earnings on funds on deposit in the Reserve Fund for Replacements shall be retained therein for the aforesaid purposes. Withdrawals from the Reserve Fund for Replacements shall be made only with the consent, or upon the direction, of the Second Mortgage Lender; provided, however, that if such consent of the Second Mortgage Lender is not required, such withdrawals may be made only with the Consent, or upon the direction, of BCTC 94.
    (b) Operating Reserve Account.  Upon receipt of the
Second Installment by the Partnership, the Partnership shall establish the Operating Reserve Account as a separate special account in a financial institution approved by BCTC 94, and the General Partner shall deposit therein funds in the amount of $10,000. Funds in the Operating Reserve Account shallbe employed solely for the payment of Operating Deficits. All interest earnings on funds on deposit in the Operating Reserve Account shall be retained therein for the aforesaid purposes. Withdrawals from the Operating Reserve Account shall be made only with the Consent, or upon the direction, of BCTC 94. The Operating Reserve Account shall terminate on the last day of the Compliance Period, and all funds remaining therein shall be released therefrom and paid by the Partnership to the General Partner.
    (c) Interest Account.  On or before Final Closing, the
General Partner shall acquire a treasury bill or interest-bearing government security in the amount of not less than $100,000 from its own funds and for its own behalf and not on behalf of the Partnership. The aforementioned treasury bill or government security shall be held in escrow pursuant to the terms and conditions of the Escrow Agreement even date herewith by and among the General Partner, the Investment Partnership and First Federal Savings Bank of Leitchfield, in its capacity as an escrow agent (the "Escrow Agent"). Upon acquisition of the aforementioned treasury bill or government security, the General Partner shall establish a discrete depository account with the Escrow Agent or such other with the financial institution acceptable to BCTC 94 (the "Interest Account") in which the General Partner shall deposit all interest earnings on the aforementioned treasury bill or government security upon receipt thereof by the General Partner. Funds in the Interest Account shall be employed by the General Partner solely for the purpose of paying Operating Deficits pursuant to Section 8.09(b). The Interest Account shall terminate on the last day of the Compliance Period; provided, however, that the Interest Account shall sooner terminate if, for a period of twenty-four (24) consecutive months, the total of the rental and miscellaneous income from the normal operation of the Apartment Complex received on a cash basis with each month taken individually less the total of all accrued operational costs and expenses of the Apartment Complex including, without limitation, scheduled debt service payments with respect to the First Mortgage Loan and the Second Mortgage Loan, and a ratable portion of seasonal and periodic expenses which are reasonably expected to be incurred for such period of twenty-four (24) consecutive months with each month taken individually equals or exceeds one hundred fifteen per cent (115%) of the total scheduled debt service payments for such period as aforesaid, as certified in writing to the Investment Partnership by the General Partner. Upon termination of the Interest Account, all funds therein shall be released and returned to the General Partner.
        8.19 Right of First Refusal. If, at any time during the period commencing on the first day following the end of the Compliance Period and ending one hundred twenty (120) days thereafter, the General Partner receives a bona fide offer to purchase the Apartment Complex and its related assets and, if required, Consent of the Investment Partnership to the sale of the Apartment Complex is obtained, then the General Partner, or any of member or Affiliate thereof, to the extent such Person is an eligible purchaser under
Section 42(i) of the Code, shall have a right of first refusal to purchase the Apartment Complex and its related assets exercisable within thirty (30) days after receipt of written notification thereof by the Partnership and the Limited Partners. The purchase price for the Apartment Complex and its related assets (the "Purchase Price") shall be equal to the minimum purchase price under Section 42(i)(7)(B) of the Code, which price shall be calculated by taking into account, inter alia, the federal, state and local tax liability of all partners of all Limited Partners which are pass-through Entities for tax purposes.

ARTICLE IX.
         TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS
OF INTERESTS OF LIMITED PARTNERS
    9.01.          Acquisition for Investment.
                   (a) The Investment Partnership hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Interest is made as principal for its account for investment purposes only and not with a view to the resale or distribution of such Interest, except insofar as the Securities Act of 1933 and any applicable securities law of any state or other jurisdiction permit such acquisitions to be made for the account of others or with a view to the resale or distribution of such
Interest without requiring that such Interest, or the acquisition, resale or distribution thereof, be registered under the Securities Act of 1933 or any applicable securities law of any state or other jurisdiction.
                   (b) The Investment Partnership agrees that it will not sell, assign or otherwise transfer its Interest or any fraction thereof to any Person who does not similarly represent and warrant and similarly agree not to sell, assign or transfer such Interest or fraction thereof to any Person who does not similarly represent and warrant and agree.
    9.02.          Restrictions on Transfer of Limited Partners'
    Interests.
                   (a) Under no circumstances will any offer, sale, transfer, assignment, hypothecation or pledge of any Limited Partner Interest be permitted unless the General Partner, in its reasonable discretion, shall have Consented.
(b)     The Limited Partner whose interest is
being transferred shall pay such reasonable expenses as may be incurred by the Partnership in connection with such transfer.
9.03.         Admission of Substitute Limited Partners.
                   (a)     Subject to the other provisions of this Article
IX, an assignee of the Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Interest) shall be deemed admitted as a Substitute Limited Partner of the Partnership only upon the satisfactory completion of the following:
    (i)       Consent of the General Partner (which may be
withheld in their reasonable discretion) and the consent of the Lenders, if required, shall have been given, which consent may be evidenced by the execution by the General Partner of an amended Certificate evidencing the admission of such Person as a Limited Partner pursuant to the requirements to the Act;
    (ii)      the assignee shall have accepted and agreed to
be
bound by the terms and provisions of this Agreement by executing a counterpart thereof or an appropriate amendment hereto, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner;
    (iii)     an amended Agreement and/or Certificate
evidencing the admission of such Person as a Limited Partner shall have been filed for recording pursuant to the requirements to the Act;
    (iv) the assignee shall have represented and agreed
in writing as required by Section 9.01;
    (v)  if the assignee is a corporation, the assignee
shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of its authority to become a Limited Partner under the terms and provisions of this Agreement; and
    (vi) the assignee or the assignor shall have
reimbursed the Partnership for all reasonable expenses, including all reasonable legal fees and recording charges, incurred by the Partnership in connection with such assignment.
         (b)   For the purpose of allocation of
profits, losses and credits, and for the purpose of distributing cash of the Partnership, a Substitute Limited Partner shall be treated as having become, and as appearing in, the records of the Partnership as a Partner upon his signing of an amendment to this Agreement, agreeing to be bound hereby.
         (c)   The General Partner shall cooperate
with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action, including the filing of any amended Agreement and/or Certificate evidencing the admission of any Person as a Limited Partner, and the making of any other official filings and publications, as promptly as practicable after the satisfaction by the assignee of the Interest of a Limited Partner of the conditions contained in this Article IX to the admission of such Person as a Limited Partner of the Partnership. Any cost or expense incurred in connection with such admission shall be borne by the Partnership to the extent of available Partnership assets, and otherwise by such assignee.
    9.04.     Rights of Assignee of Partnership Interest.
         (a)  Except as provided in this Article and as required by operation of law, the Partnership shall not be obligated for any purpose whatsoever to recognize the assignment by any Limited Partner of his (its) Interest until the Partnership has received actual Notice thereof.
         (b)  Any Person who is the assignee of all or any portion
of a Limited Partner's Interest, but does not become a Substitute Limited Partner and desires to make a further assignment of such Interest, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his (its) Interest.
    ARTICLE X. RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
    10.01.  Management of the Partnership.  No Limited
Partner shall take part in the management or control of the business of the Partnership nor transact any business in the name of the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner shall have any power or authority with respect to the Partnership except insofar as the consent of any Limited
Partner shall be expressly required and except as otherwise expressly provided in this Agreement.
        10.02. Limitation on Liability of Limited Partners. The liability of each Limited Partner shall be limited to its Capital Contribution as and when payable under the provisions of this Agreement. No Limited Partner shall have any other liability to contribute money to, or in respect of the liabilities or obligations of, the Partnership, nor shall any Limited Partner be personally liable for any obligations of the Partnership. No Limited Partner shall be obligated to make loans to the Partnership.
        10.03.  Other Activities.  Any Limited Partner may engage in or possess interests in other business ventures of every kind and description for their own accounts, including without limitation, serving as general or limited partner of other partnerships which own, either directly or through interests in other partnerships, government-assisted housing projects similar to the Apartment Complex. Neither the Partnership nor any of the Partners shall have any right by virtue of this Agreement in or to such other business ventures to the income or profits derived therefrom.
        10.04 Ownership by Limited Partner of Corporate or Limited Liability Company General Partner or Affiliate. No Limited Partner shall, at any time, either directly or indirectly, own any stock or other membership interest in any corporate or limited liability company General Partner if such ownership by itself or in conjunction with other stock or other interests owned by other Limited Partners would, in the opinion of Peabody & Brown or other tax counsel to the Investment Partnership, jeopardize the classification of the
Partnership as a partnership for federal income tax purposes. In the event of any violation of the provisions of this Section by any one or more Limited Partners, such Limited Partner or Limited Partners shall either dispose of their Interests in the Partnership (subject to and in compliance with the provisions of Article IX) or of their stock or other interest in the corporate General Partner or Affiliates to the extent necessary so that, in the opinion of counsel for the Partnership, the classification of the Partnership as a partnership for federal income tax purposes is no longer in jeopardy. The obligation of any such disposition required of more than one Limited Partner shall be shared among them on an equitable basis. Notwithstanding the foregoing, neither the General Partner nor any Limited Partner shall be liable in damages to the Partnership or to any Partner by reason of any violation of this Section, except for damages arising (a) out of any material misrepresentation by any Limited Partner relating to the ownership of stock or other interest in a corporate or limited liability company General Partner or any affiliate by him or by any member of his family (within the meaning of the attribution rules set forth in Section 318 of Code), or (b) out of any failure by any Limited Partner to dispose of his Interest in the Partnership or of his stock or other interest in a corporate or limited liability company General Partner or Affiliate within a reasonable time after Notice to such Limited Partner by the Partnership of the obligations to make such disposition.
ARTICLE XI.
PROFITS, LOSSES AND DISTRIBUTIONS
        11.01.  Allocation of Profits, Losses, Credits and Cash Distributions.
         (a)  All profits, losses and credits, except those gains
and losses referred to in Section 11.03, shall be allocated one per cent (1%) to the General Partner, and ninety nine per cent (99%) to the Investment Partnership. Subject to the approval of the Lenders, if required, Cash Flow shall be applied and/or distributed in the following priority: (i) payment of the Asset Management Fee currently due, together with any accrued but unpaid Asset Management Fees; (ii) repayment of any amounts due with respect to the Subordinated Loans; (iii) payment of the Partnership Management Fee for the current year; (iv) payment of the Incentive Management Fee for the current year; and (v) of any remaining sum, fifty per cent (50%) thereof to the
General Partner and fifty per cent (50%) thereof to the Investment
Partnership.
(b) In any year in which a Partner sells, assigns or transfers all or any portion of an Interest to any Person who during such year is admitted as a substitute Partner, the share of all profits and losses allocated to, and of
all Cash Flow and of all cash proceeds distributable under Section    11.04
distributed to, all Partners which is attributable to the Interest sold, assigned or transferred shall be divided between the assignor and the assignee using any one of the following methods as determined by agreement between the assignor and assignee: (i) ratably on the basis of the number of days in such year before, and the number of days on and after, the execution by the assignee of this Agreement, or (ii) by dividing the Partnership fiscal year into two segments, the first segment being the time period in such year before the execution by the assignee of this Agreement and the second segment being the time period in such year beginning on the date of execution of this Agreement, and allocating profits and losses, Cash Flow, and all cash proceeds distributable in each such segment among the persons who were Partners during that segment, or (iii) such other method as provided by the Code or regulations thereunder.
         (c)  The Partnership shall, subject to any applicable
limitation on the distribution of Cash Flow and any required approval by the Agency or the Lenders, distribute Cash Flow not less frequently than annually in the manner provided in Section 11.01(a).
         (d)  In the event that there is a determination that there is any original issue discount or imputed interest attributable to the Capital Contribution of any Partner, or any loan between a Partner and the
Partnership, any income or deduction of the Partnership attributable to such imputed interest or original issue discount on such Capital Contribution or loan (whether stated or unstated) shall be allocated solely to such Partner.
         (e)  In the event that the deduction of all or a portion
of any fee paid or incurred by the Partnership to a Partner or an Affiliate of a Partner is disallowed for federal income tax purposes by the Internal
Revenue Service with respect to a taxable year of the Partnership, the Partnership shall then allocate to such Partner an amount of gross income of the Partnership for such year equal to the amount of such fee as to which the deduction is disallowed.
         (f)  If any Partner's Interest in the Partnership is
reduced but not eliminated because of the
admission of new Partners or otherwise, or if any Partner is treated as receiving any items of property described in Section 751(a) of the Code, the Partner's Interest in such items of Section 751(a) property that was property of the Partnership while such Person was a Partner shall not be reduced, but shall be retained by the Partner so long as the Partner has an Interest in the Partnership and so long as the Partnership has an Interest in such property.
        11.02. Determination of Profits, Losses and Credits. Profits, losses and credits for all purposes of this Agreement shall be determined in accordance with the accrual accounting method, except that any adjustments made pursuant to Section 754 of the Code, other than the adjustments made with respect to the admission of the Investment Partnership to the Partnership, shall not be taken into account. Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of such profits or losses, or applicable to the period during which such profits and losses were realized, shall be considered allocated to each Partner in the same proportion as profits and losses are allocated to such Partner.
        11.03.  Allocation of Gains and Losses.  Gains and losses recognized by the Partnership upon the sale, exchange or other disposition of all or substantially all of the property owned by the Partnership shall be allocated in the following manner:
    (a)  gains shall be allocated (i) first, to the Partners
with negative Capital Account balances, that portion of gains (including any gains treated as ordinary income for federal income tax purposes) which is equal in amount to, and in proportion to, such Partners' respective negative Capital Accounts in the Partnership; provided, that no gain shall be allocated to a Partner once such Partner's Capital Account is brought to zero; and (ii) second, gain in excess of the amount allocated under (i) shall be allocated to the Partners in the amount and to the extent necessary to increase the Partners' respective Capital Accounts so that the proceeds distributed under Sections 11.04(d), (e) and (f) will be distributed in accordance with the Partners' respective Capital Accounts.
(b)  Losses shall be allocated (i) first, to
the extent and in such proportions as the respective balances in all Partners' Capital Accounts; and (ii) second, any remaining loss to the Partners in accordance with the manner in which they bear the economic risk of loss associated with such loss or, if none, in accordance with their Partnership Interests.
    (c)  Any portion of the gains treated as ordinary income
for federal income tax purposes under Sections 1245 and 1250 of the Code ("Recapture Amount") shall be allocated on a dollar for dollar basis to those Partners to whom the items of Partnership deduction or loss giving rise to the Recapture Amount had been previously allocated.
        11.04. Distribution of Proceeds from Sale and Liquidation of Partnership Property. Except as may be required under Section 12.02(b), the proceeds resulting from the
liquidation of the Partnership assets pursuant to Section 12.02, and the net proceeds resulting from any sale of the property of the Partnership or refinancing of the Apartment Complex or a Capital Transaction, as the case may be, shall be distributed and applied in the following order of priority:
(a)  to the payment of all matured debts and
liabilities of the Partnership (including amounts due pursuant to the First Mortgage Loan and the Second Mortgage Loan and all expenses of the Partnership incident to any such sale or refinancing), excluding (1) debts and liabilities of the Partnership to Partners or any Affiliates, and (2) all unpaid fees owing to the General Partner under this Agreement;
    (b)  to the setting up of any reserves which the
Liquidator (or the General Partner if the distribution is not pursuant to the liquidation of the Partnership) deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;
    (c)  to the payment of any debts and liabilities
(including unpaid fees) owed to the Partners or any Affiliates by the Partnership for Partnership obligations, including the repayment of any loans made pursuant to Sections 5.01(d)(iii), 8.09(b) or 8.17(a); provided, however, that the foregoing debts and liabilities owed to Partners and their Affiliates shall be paid or repaid, as applicable, in the following order of priority, if and to the extent applicable: (i) any accrued and unpaid Asset Management
Fees, (ii) Credit Recovery Loans to the Investment Partnership, (iii) Subordinated Loans to the General Partner, and (iv) any other such debts and liabilities.
    (d)  to the Investment Partnership in an amount equal to
the Invested Amount, reduced (but not below zero) by all cash distributions previously made to the Investment Partnership pursuant to this Section 11.04:
    (e)  to the General Partner in the total amount of its
Capital Contributions paid to or on behalf of the Partnership, reduced by all cash distributions previously made to it pursuant to this Section 11.04;
    (f)  the balance of such remaining sum, fifty per cent
(50%) thereof to the General Partner, and fifty per cent (50%) thereof to the Investment Partnership.
        11.05. Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Partner. There shall be credited to each Partner's Capital Account the amount of his Capital Contribution, the fair market value of any property contributed to the Partnership (net of any liabilities secured by such property) and such Partner's distributive share of the profits for tax purposes of the Partnership; and there shall be charged against each Partner's Capital Account the amount of all Cash Flow distributed to such Partner, the fair market value of any property distributed to such Partner (net of any liabilities secured by such property), the net proceeds resulting from the liquidation of the Partnership's assets or from any sale or refinancing of the Apartment Complex distributed to such Partner, and such Partner's distributive share of the losses for tax purposes of the
Partnership. Each Partner's Capital Account shall be maintained and adjusted in accordance with the Code and the Treasury Regulations thereunder. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg.
section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. It is the intention of the Partners that the Capital Accounts maintained under this Agreement be determined and maintained throughout the full term of this Agreement in accordance with the accounting rules of Treas. Reg. section 1.704-1(b)(2)(iv).
11.06.  Authority of General Partner to Vary
    Allocations to Preserve and Protect Partners'
    Intent.
    (a)  It is the intent of the Partners that each Partner's
distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Article XI and Section 5.01 to the fullest extent permitted by Section 704(b) of the
Code. In order to preserve and protect the determinations and allocations provided for in this Article XI and Section 5.01, the General Partner hereby is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Article XI and Section 5.01 to the extent that allocating income, gain, loss, deduction or credit (or item thereof) in the manner provided for in Article XI and Section 5.01 would cause the determinations and allocations of each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704(b)
of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 11.06 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article XI and
Section 5.01 and no amendment of this Agreement or approval of any Partner shall be required.
    (b)  In making any allocation (the "new allocation") under
Section 11.06(a), the General Partner is authorized to act only after: (i) having been advised by the Accountants that, under Section 704(b) of the Code and the Treasury Regulations thereunder, (A) the new allocation is necessary, and (B) the new allocation is the minimum modification of the allocations otherwise provided for in this Article XI and Section 5.01 necessary in order to assure that, either in the then current year or in any preceding year, each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) is determined and allocated in accordance with this Article XI and Section 5.01 to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder; and (ii) having received the approval of BCTC 94 to such proposed new allocation.
(c) If the General Partner is required by Section 11.06(a) to make any new allocation in a manner less favorable to the Limited Partners than is otherwise provided for in this Article XI and Section 5.01, then the General Partner is authorized and directed, only after having been advised by the Accountants that it is permitted by Section 704(b) of the Code, to allocate income, gain, loss, deduction, or credit (or item thereof) arising in later years in such manner so as to bring the allocations of income, gain, loss, deduction, or credit (or item thereof) to the Limited Partners as nearly as possible to the allocations
thereof otherwise contemplated by this Article XI and Section   5.01.
(d)  New allocations made by the General Partner under Section 11.06(a) and
Section 11.06(c) in reliance upon the
advice of the Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.
        11.07. Designation of Tax Matters Partner. Leitchfield Affordable Housing, LLC hereby is designated as Tax Matters Partner of the Partnership, and shall engage in such undertakings as are required of the Tax Matters Partner of the Partnership, as provided in regulations pursuant to Section
6231 of the Code. Each Partner, by its execution of this Agreement, Consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such Consent.
    11.08.  Authority of Tax Matters Partner.  The Tax
Matters Partner is hereby authorized, but not required:
         (a)  to enter into any settlement with the Internal
Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;
         (b) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the United States Claims Court;
         (c)  to intervene in any action brought by any other
Partner for judicial review of a final adjustment;
         (d) to file a request for an administrative adjustment with the Internal Revenue Service at any time and, if any part of such request is not allowed by the Internal Revenue Service, to file a petition for judicial review with respect to such request;
         (e)  to enter into an agreement with the Internal Revenue
Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and
         (f) to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.
11.09.  Expenses of Tax Matters Partner.  The
Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made from Cash Flow or any discretionary reserves are set aside by the General Partner. The General Partner shall have the obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of General Partner and indemnification set forth in Section 8.07 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.
    11.10.  Minimum Gain Provisions.
    (a) Notwithstanding any other provision of this Agreement, no allocation of loss or deduction (or item thereof) attributable to any nonrecourse debt of the Partnership shall be made by the Partnership to a Partner if such allocation would cause the sum of the deficit capital account balances of the Partner or Partners otherwise receiving such allocation (excluding the portion of such deficit balances that must be restored to the Partnership upon liquidation, if any) to exceed the "Minimum Gain" (as defined in Treas. Reg.
section 1.7041(b)(4)(iv)(f) and determined at the end of the Partnership taxable year to which the allocation relates).
              (b) Notwithstanding any other provision of this Agreement, if there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, all Partners with deficit Capital Account balances at the end of such year (reduced by the portion of such deficit balances (i) that must be restored upon liquidation, if any, and (ii) that would be eliminated under applicable Regulations if the Partnership were liquidated at such time, and increased by the items described in Treas. Reg. 1.7041(b)(2)(ii)(d)(4), (5) and (6)) shall be allocated items of income and gain for such year in the amount and in the proportions needed to eliminate such deficits, before any other allocation is made under this Agreement.
    (c) In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. 1.7041(b)(2)(ii)(d)(4),
(5) or (6), items of
Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate (to the extent required by the Regulations under Code Section 704(b)) to the deficit balance in each such Partner's Capital Account as quickly as possible, provided that an allocation pursuant to this Section 11.10(c) shall be made if and only to the extent that such Partner would have a deficit Capital Account after all other allocations provided for in this Article XI have been tentatively made as if this Section 11.10(c) were not in the Agreement.
              (d)  In the event any Partner has a deficit Capital
Account at
the end of any fiscal year in excess of the sum of (i) the amount that such Partner must restore to the Partnership upon liquidation, if any, and (ii) the amount such Partner is deemed obligated to restore pursuant to the penultimate specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 11.10(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article XI has been tentatively made as if this Section 11.10(d) and Section 11.10(c) hereof were not in the Agreement.
              (e) In the event that income, loss or items thereof are allocated to one or more Partners pursuant to Sections 11.10(b), (c) or (d), subsequent income, loss or items thereof shall be allocated (subject to the provisions of Sections 11.10(b), (c) or (d)) to the Partners so that, to the extent possible in the judgment of the General Partner, the net amount of allocations shall be equal to the amount that would have been allocated had
Section 11.10 not been applied.

ARTICLE XII.
SALE, DISSOLUTION AND LIQUIDATION
    12.01. Dissolution of the Partnership. The Partnership shall be dissolved upon the earlier of the expiration of the term of the Partnership, or upon:
    (a)       the withdrawal, Bankruptcy, death, dissolution
or
adjudication of incompetency of a General Partner who is at that time the sole General Partner;
    (b)  the sale or other disposition of all or
substantially
all of the assets of the Partnership;
    (c)  the election by the General Partner, with the
Consent of
BCTC 94; or
    (d)  any other event causing the dissolution of the
Partnership under the laws of the State.
    12.02.  Winding Up and Distribution.
         (a)  Upon the dissolution of the Partnership pursuant to
Section 12.01, (i) a Certificate of Cancellation shall be filed in such offices within the State as may be required or appropriate, and (ii) the Partnership business shall be wound up and its assets liquidated as provided in this Section 12.02 and the net proceeds of such liquidation, except as
provided in Section     12.02(b) below, shall be distributed in
accordance with Section 11.04.
         (b) It is the intent of the Partners that, upon liquidation of the Partnership, any liquidation proceeds available for distribution to the Partners be distributed in accordance with the Partners' respective Capital Account balances and the Partners believe that distributions under Section 11.04 will effectuate such intent. In the event that, upon liquidation, there is any conflict between a distribution pursuant to the Partners' respective Capital Account balances and the intent of the Partners with respect to distribution of proceeds as provided in Section 11.04, the Liquidator shall, notwithstanding the provisions of Sections 11.01,
11.02 and 11.03, allocate the Partnership's gains, profits and losses in a manner that will cause the distribution of liquidation proceeds to the Partners to be in accordance with the Partners' respective Capital Account balances.
         (c) The Liquidator shall file all certificates and notices of the dissolution of the Partnership required by law. The Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the
Partnership's property and assets; provided, however, that if the Liquidator shall determine that an immediate sale of part or all of the Partnership property would cause undue loss to the Partners, then in order to avoid such loss, the Liquidator may, except to the extent provided by the Act, defer the liquidation as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners. Upon the complete liquidation and distribution of the Partnership assets, the Partners shall cease to be Partners of the Partnership, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by the law to terminate the Partnership.
         (d)  Upon the dissolution of the Partnership pursuant to
Section 12.01, the Accountants shall promptly prepare, and the Liquidator shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership upon its dissolution. Promptly following the complete liquidation and distribution of the Partnership property and assets, the Accountants shall prepare, and the Liquidator shall furnish to each Partner, a statement showing the manner in which the Partnership assets were liquidated and distributed.

ARTICLE XIII.
BOOKS AND RECORDS, ACCOUNTING TAX ELECTIONS, ETC.

    13.01.  Books and Records.  The books and records of the Partnership shall be maintained on an accrual basis in accordance
with sound federal income tax accounting principles. These and all other records of the Partnership, including information relating to the status of the Apartment Complex and information with respect to the sale by the General Partner or any Affiliate of goods or services to the Partnership, shall be kept at the principal office of the Partnership and shall be available for examination there by any Partner, or his duly authorized representative, at any and all reasonable times. Any Partner, or his duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of names and addresses of the Limited Partners.
    13.02. Bank Accounts. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may, from time to time, determine. No funds of the Partnership shall be deposited in any financial institution in which any Partner is an officer, director or holder of any proprietary interest.
    13.03.  Accountants.  The Accountants shall annually prepare for execution by the General Partner all tax returns of the Partnership, shall annually audit the books of the Partnership, and shall certify, in accordance with generally accepted accounting principles, a balance sheet, a profit and loss statement, and a cash flow statement. With respect to each fiscal year during the Partnership's operations, at such time as the Accountants shall have prepared the proposed tax return for such year, the Accountants shall provide copies of such proposed tax return to the Investment Partnership and to its accountants, Reznick Fedder & Silverman, of Bethesda, Maryland, for their review and comment. Any changes in such proposed tax return recommended by the Investment Partnership's accountants shall be made by the Accountants prior to the completion of such tax return for execution by the General Partner. The Partnership shall reimburse BCCLP, for its expenses incurred in causing the Partnership's proposed tax return to be reviewed by the Investment Partnership's accountants, if and to the extent that such review results in modifications to such proposed tax return. A full detailed statement shall be furnished to all Partners, showing such assets, properties, and net worth and the profits and losses of the Partnership for the preceding fiscal year. All Partners shall have the right and power to examine and copy, at any and all reasonable times, the books, records and accounts of the Partnership.
    13.04.  Reports to Partners.
         (a)  The General Partner shall cause to be prepared and
distributed to all persons who were Partners at any time during a fiscal year of the Partnership:
    (i)  By February 15 of the year after the end of
each
fiscal year of the Partnership, a year end financial compilation which shall include (A) a balance sheet as of the end of such fiscal year and statements of income, Partners' equity, and changes in financial position and a Cash Flow statement, for the year then ended, all of which, except the Cash Flow statement, shall be prepared in accordance with generally accepted accounting principles and accompanied by the Accountants' report thereon, and (B) a report of the activities of the Partnership during the period covered by the report. Such report shall set forth distributions to Limited Partners for the period covered thereby and shall separately identify distributions from: (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves,
(3) proceeds from disposition of the Apartment Complex or any other investments of the Partnership, and (4) reserves. With respect to any distribution to the Investment Partnership, the report called for shall separately identify distributions from (A) Cash Flow from operations during the period, (B) Cash Flow from operations during a prior period which had been held as reserves, (C) proceeds from disposition of property and investments,
(D) lease payments on net leases with builders and sellers, (E) reserves from the gross proceeds of the offering originally obtained from the Investment Partnership, (F) borrowed monies, (G) loans or contributions from the Investment Partnership, and (H) transactions outside of the ordinary course of business with a description thereof.
    (ii) By February 15 of each odd year, commencing in
1997, through the year 2012 and in any year in which the Apartment Complex is sold, the annual financial reports and related financial disclosure of the Partnership shall be fully audited.
    (iii)     For each even year, commencing in 1996, the
General Partner shall provide to the Accountants, on or before January 15 following an even year-end, all documents required by the Accountants to perform an abbreviated audit of the Partnership's operations for such even year.
    (iv) By February 1 of the year after the end of each
fiscal year of the Partnership, all information necessary for the preparation of the Limited Partners' federal income tax returns, together with a draft of the Partnership's federal income tax return for such fiscal year.
    (iii)     Within thirty (30) days after the end of each
quarter of a fiscal year of the Partnership, a report containing:
    (A)  A balance sheet, which may be unaudited;
and
    (B)  a statement of income for the quarter
then ended, which may be unaudited;
    (C)  the certification by the General Partner
that the Apartment Complex and all tenants thereof are in compliance with all requirements and regulations applicable to Low-Income Housing Tax Credits; and
    (D)  other pertinent information regarding the
Partnership and its activities during the quarter covered by the report.
         (b)  Within ninety (90) days after the end of each fiscal
year of the Partnership the General Partner shall provide to the Investment
Partnership:
    (i)  A certification by the General Partner that (A)
all First Mortgage Loan and Second Mortgage Loan payments and taxes and insurance payments with respect to the Apartment Complex are current as of the date of the year-end report, (B) there is no default under the Project Documents or this Agreement, or if there is any default, a description thereof, and (C) there is no building, health or fire code violation or similar violation of a governmental law, ordinance or regulation against the Apartment Complex or, if there is any violation, a description thereof;
    (ii) the information specified in Section 13.04(c);
    (iii)     a descriptive statement of all transactions
during the fiscal year between the Partnership and the General Partner and/or any Affiliate, including the nature of the transaction and the payments involved; and
    (iv) a Cash Flow statement; and
    (v)  a copy of the annual report to be filed with
The
United States Treasury concerning the status of the Apartment Complex as low-income housing and, if required, a certificate to the Agency concerning the same.
         (c)  Upon the written request of the Investment
Partnership for further information with respect to any matter covered in items (a) or (b) above, the General Partner shall furnish such information within 30 days of receipt of such request.
         (d) Prior to October 15 of each year, the General Partner, on behalf of the Partnership, shall send to the Investment Partnership an estimate of the Investment Partnership's share of the Tax Credits, profits and losses of the Partnership for federal income tax purposes for the current fiscal year. Such estimate shall be prepared by the General Partner and the Accountants.
         (e)  Within 15 days after the end of any calendar quarter
during which
    (i)  there is a material default by the Partnership
under the Project Documents or in payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,
    (ii) any reserve has been reduced or terminated by
application of funds therein for purposes materially different from those for which such reserve was established,
    (iii)     the General Partner has received any notice of
a
material fact which may substantially affect further distributions, or
    (iv) any Partner has pledged or collateralized his
Interest in the Partnership,
the General Partner shall send the Investment Partnership a detailed report of such event.
         (f)  After the Admission Date, the General Partner, on
behalf of the Partnership, shall send to the Investment Partnership, on or before the tenth day of each month, a copy of all applicable periodic reports covering the status of project operations from the previous period, as may be required by the Agency. In addition, within thirty (30) days after the occurrence of Substantial Completion, the General Partner, on behalf of the Partnership, shall prepare and send to the Investment Partnership, a Credit Basis Worksheet for each building in the Apartment Complex, in the format provided by Boston Capital.
    (g)  (i)     In the event that the reports or
information provided for in Sections 13.04(a)(i) and/or 13.04(a)(ii) above are, at any time, not provided within the time period(s) specified in such Sections, the General Partner shall be obligated to pay to the Investment Partnership the sum of $250 per day, as liquidated damages, for each day from the date upon which such reports or information is(are) due pursuant to the provisions of the aforesaid Sections until the date upon which such reports or information is(are) provided.
         (ii) In the event that the reporting requirements set forth in any of the above provisions of this Section 13.04 are not met, BCTC 94, in its sole discretion, may direct the General Partner to dismiss the Accountants, and to designate successor Accountants, subject to the approval of BCTC 94; provided, however, that if the General Partner and BCTC 94 cannot agree on the designation of successor Accountants, the successor Accountants shall be designated by BCTC 94 in its sole discretion, and the fees of such successor Accountants shall be paid by the General Partner.
13.05. Section 754 Elections. In the event of a transfer of all or any part of the Interest of a General Partner or of a Limited Partner, the Partnership may elect, pursuant to Sections 743 and 754 of the Code (or any corresponding provision of succeeding law), to adjust the basis of the Partnership property if, in the opinion of BCTC 94, based upon the advice of the Accountants, such election would be most advantageous to the Investment Partnership. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election.
    13.06. Fiscal Year and Accounting Method. The fiscal year of the Partnership shall be the calendar year. All Partnership accounts shall be determined on the accrual basis.

ARTICLE XIV.
AMENDMENTS
    14.01. Proposal and Adoption of Amendments. This Agreement may be amended by the General Partner with the Consent of BCTC 94.

ARTICLE XV.
CONSENTS, VOTING AND MEETINGS
    15.01.  Method of Giving Consent.  Any Consent required by this
Agreement may be given by a written Consent given by the consenting Partner and received by the General Partner at or prior to the doing of the act or thing for which the Consent is solicited.
    15.02. Submissions to Limited Partners. The General Partner shall give the Limited Partners Notice of any proposal or other matter required by any provision of this Agreement or by law to be submitted for consideration and approval of the
Limited Partners. Such Notice shall include any information required by the relevant provision or by law.
 15.03. Meetings; Submission of Matter for Voting. Subject to the provisions of Section 10.01, a majority in Interest of the Limited Partners shall have the authority to convene meetings of the Partnership and to submit matters to a vote of the Partners.

ARTICLE XVI.
GENERAL PROVISIONS
16.01.  Burden and Benefit.  The covenants and
agreements
contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.
       16.02. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State.
       16.03. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.
       16.04. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.
      16.05. Entire Agreement. This Agreement sets forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no representations, promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein.
      16.06. Liability of the Investment Partnership. Notwithstanding anything to the contrary contained herein, neither the Investment Partnership nor any of its partners, general or limited, shall have any personal liability to any of the parties to this Agreement with regard to the representations and covenants extended, or the obligations undertaken, by the Investment Partnership under this Agreement. In the event that the Investment Partnership shall be in default under any of the terms of this Agreement, the sole recourse of any party hereto for any indebtedness due hereunder, or for any damages resulting from any such default by the Investment Partnership, shall be against the capital contributions of the investor limited partners of the Investment Partnership allocated to, and remaining for investment in, the Partnership; provided however, that under no circumstances shall the liability of the Investment Partnership for any such default be in excess of the amount of Capital Contribution payable by the Investment Partnership to the Partnership, under the terms of this Agreement, at the time of such default.
        16.07.  Environmental Protection.
    (a) The General Partner represents and warrants, that (i) it has no knowledge of any deposit, storage, disposal, burial, discharge, spillage, uncontrolled loss, seepage or filtration of any Hazardous Substances at, upon, under or within the Land or any contiguous real estate, and (ii) it has not caused or permitted to occur, and it shall not permit to exist, any condition which may cause a discharge of any Hazardous Substances at, upon, under or within the Land or on any contiguous real estate.
         (b) The General Partner further represents and warrants, that (i) neither it nor any other party has been, is or will be involved in operations at or, pursuant to its best efforts, near the Land, which operations could lead to (A) the imposition of liability under the Hazardous Waste Laws on the Partnership or on any other subsequent or former owner of the Land or (B) the creation of a lien on the Land under the Hazardous Waste Laws or under any similar laws or regulations; and (ii) the General Partner has not permitted, and will not permit, any tenant or occupant of the Apartment Complex to engage in any activity that could impose liability under the Hazardous Waste Laws on such tenant or occupant, on the Land or on any other owner of the Apartment Complex.
         (c) The General Partner shall comply strictly and in all respects with the requirements of the Hazardous Waste Laws and related regulations and with all similar laws and regulations.
         (d) The General Partner shall at all times indemnify and hold harmless the Investment Partnership against and from any and all claims, suits, actions, debts, damages, costs, charges, losses, obligations, judgments, and expenses, of any nature whatsoever, suffered or incurred by the Investment Partnership, under or on account of the Hazardous Waste Laws or any similar laws or regulations, including the assertion of any lien thereunder.
         (e)  For purposes of this Section 16.07, "Hazardous
Substances" means oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous wastes or hazardous substances, as those terms are used in the Hazardous Waste Laws; and "Hazardous Waste Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and any other federal, state or local law governing Hazardous Substances, as such laws may be amended from time to time.
    16.08. Notices to the Investment Partnership. Any Notice required by the provisions of this Agreement to be given to the Investment Partnership shall be addressed as follows:

  Boston Capital Tax Credit Fund IV L.P.
  c/o Boston Capital Partners, Inc.
  One Boston Place
  Boston, Massachusetts 02108

    And a copy to:  Peabody & Brown
                    101 Federal Street
                 Boston, MA 02110
                   Attention:  Syndication Department

   IN WITNESS WHEREOF, the parties have affixed their signatures and seals to this Agreement of Pear Village Limited as of the date first written above.

                            GENERAL PARTNER:
WITNESS:
___________________________  LEITCHFIELD AFFORDABLE
                                           HOUSING, LLC
                            By: Wabuck Development Company, Inc.
                             By: /s/Garry D. Watkins
                                  Garry D. Watkins, its President

                             By:  The Housing Foundation, Inc.
                               By: /s/ Sharon K. Cook
                                  Its: Vice President

                               LIMITED PARTNER:
                               BOSTON CAPITAL TAX CREDIT FUND IV L.P.,
                             a Delaware limited partnership
WITNESS:                    By:        Boston Capital Associates,
                                                 IV L.P., its general  partner

___________________________  By: C & M Associates d/b/a Boston
                             Capital Associates, its general partner
                             By: /s/ Anthony A. Nickas
                                  Anthony A. Nickas, Attorney-In-Fact
                                  for John P. Manning, a General
                              Partner

                             SPECIAL LIMITED PARTNER:
                            WITNESS:   BCTC 94, Inc.
____________________________By:   /s/ Anthony A. Nickas
                                  Anthony A. Nickas,
                               Attorney-In-Fact for
                                  John P. Manning, its President

                                WITHDRAWING INITIAL GENERAL
WITNESS:                     PARTNER:
_________________________       WABUCK DEVELOPMENT COMPANY, INC.

                             By:       /s/Garry D. Watkins
                                       Its: President

                             WITHDRAWING INITIAL LIMITED
WITNESS:                     PARTNERS:
__________________________        /s/Garry D. Watkins
                             GARRY D. WATKINS
__________________________   /s/ Dennis R. Buckles
                             DENNIS R. BUCKLES

COUNTY OF SUFFOLK                 )
                                  : ss
COMMONWEALTH OF MASSACHUSETTS     )

              Before me, the undersigned Notary Public in and for the aforesaid County and Commonwealth, personally appeared Anthony A. Nickas, Attorney-in-Fact for John P. Manning, known to me to be (i) a general partner of C & M Associates d/b/a Boston Capital Associates, which is the general partner of Boston Capital Associates IV L.P., Boston Capital Associates IV being the general partner of Boston Capital Tax Credit Fund IV L.P., and (ii) President of BCTC 94, Inc. who, being duly sworn, acknowledged the execution of the foregoing Agreement of Limited Partnership.

Witness my hand and notarial seal this ____ day of
___________, 1996.
                   ___________________________
Notary Public
My Commission Expires:  ______, 199_
COUNTY OF GRAYSON            )
                             : ss
COMMONWEALTH OF KENTUCKY          )
              Before me, the undersigned Notary Public in and for the aforesaid County and Commonwealth, personally appeared Garry D. Watkins, (i) to be the President of Wabuck Development, Inc., a member of of Leitchfield Affordable Housing, LLC and (ii) individually, who, being duly sworn, acknowledged the execution of the foregoing Agreement of Limited Partnership.
Witness my hand and notarial seal this ____ day of  ________,
1996.
___________________________ Notary Public
My Commission Expires:
COUNTY OF GRAYSON            )
                             : ss
COMMONWEALTH OF KENTUCKY          )
              Before me, the undersigned Notary Public in and for the aforesaid County and Commonwealth, personally appeared _______________ known to me to be the _______________ of The Housing Foundation, Inc., a Member of Leitchfield Affordable Housing, LLC, who, being duly sworn, acknowledged the execution of the foregoing Agreement of Limited Partnership.
Witness my hand and notarial seal this ____ day of  ________,
1996.
___________________________ Notary Public
My Commission Expires:
COUNTY OF GRAYSON            )
                                            : ss
COMMONWEALTH OF KENTUCKY          )
                   Before me, the undersigned Notary Public in and for the aforesaid
County and Commonwealth, personally appeared Dennis R. Buckles, who, being duly sworn, acknowledged the execution of the foregoing Agreement of Limited Partnership.
Witness my hand and notarial seal this ____ day of _________, 1996.
__________________________ Notary Public
My Commission Expires: